                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                        _______________________________



                                 FORM 8-K/A-1

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  December 23, 1997



                               U.S. Foodservice
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)


               Delaware                   0-24954         52-1634568
     ---------------------------------  -----------   ------------------
     (State or other jurisdiction of    (Commission      (IRS Employer
            incorporation)              File Number)  Identification No.)


    9830 Patuxent Woods Drive, Columbia, Maryland                   21046
    -----------------------------------------------------------------------
    (Address of principal executive offices)                     (Zip Code)


      Registrant's telephone number, including area code:  (410) 312-7100

ITEM 5.   OTHER EVENTS.

          Effective December 23, 1997, Rykoff-Sexton, Inc., a Delaware corporation ("Rykoff-Sexton"), merged (the "Merger") with and into Hudson Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of U.S. Foodservice, formerly known as JP Foodservice, Inc. ("U.S. Foodservice"), pursuant to an Agreement and Plan of Merger, dated as of June 30, 1997, as amended as of September 3, 1997 and November 5, 1997, among Rykoff-Sexton, Merger Sub and U.S. Foodservice (the "Merger Agreement"). Merger Sub was the surviving corporation in the Merger, was renamed Rykoff-Sexton, Inc. as of the effective time of the Merger (the "Effective Time") and will continue to be a wholly-owned subsidiary of U.S. Foodservice.

                     DESCRIPTION OF RYKOFF-SEXTON COMPANIES

     References to Rykoff-Sexton below are to Rykoff-Sexton, Inc. and its consolidated subsidiaries prior to the Merger and to Merger Sub (which has been named Rykoff-Sexton, Inc. since the Effective Time) and such consolidated subsidiaries after the Merger.

GENERAL

     Rykoff-Sexton distributes foods and related non-food products and services for the foodservice industry throughout the United States. Rykoff-Sexton's products and services are sold wherever food is prepared and consumed away from home. Rykoff-Sexton distributes its product line of more than 40,000 items to restaurants, industrial cafeterias, health care facilities, schools and colleges, supermarket service delicatessen departments, lodging establishments and other segments of the travel and leisure markets. It also offers equipment and supplies and design and engineering services for all types of foodservice operations. Rykoff-Sexton's products consist of a broad range of private label and national brand food and foodservice equipment and supplies. Rykoff-Sexton's proprietary private brand products accounted for approximately 33% of its net sales in the fiscal year ended June 28, 1997.

     Rykoff-Sexton also provides restaurant design and engineering services for all types of foodservice operations through its contract/design offices and manufactures products primarily under Rykoff-Sexton's proprietary private brands.

PRODUCTS

     In fiscal 1997, Rykoff-Sexton offered to the foodservice industry a single source of supply for more than 40,000 private label and national brand items that were distributed to approximately 100,000 foodservice establishments.

     Food Products. Rykoff-Sexton's food products include canned fruits and vegetables, tomatoes and tomato products, juices, syrups, dressings and salad oils, baking supplies, spices, condiments, sauces, jellies and preserves, coffee, tea and fountain goods, prepared convenience entrees, fresh produce, meats, seafood, poultry, desserts, dietary foods, imported and domestic cheeses and specialty and gourmet imported items.

     Frozen foods include soups, prepared convenience entrees, bakery products, fruits and vegetables, desserts, meat, poultry, seafood and other frozen products customarily distributed to the foodservice industry.

     Janitorial and Paper Products. Rykoff-Sexton's non-food products include janitorial supplies such as detergents and cleaning compounds; plastic products such as refuse container liners, cutlery, straws and sandwich bags; and paper products such as napkins, cups, hats, placemats and coasters.

     Equipment and Supplies. Rykoff-Sexton also distributes smallware restaurant equipment and supply items, including cookware, glassware, dinnerware and other commercial kitchen equipment.

MANUFACTURING OPERATIONS

     Rykoff-Sexton's products include approximately 1,200 food and 550 non-food items that are manufactured, processed and packaged at its two plants located in Los Angeles, California and Indianapolis, Indiana. These products are primarily manufactured under Rykoff-Sexton's private labels. Rykoff-Sexton also manufactures products for certain customers such as other manufacturers, distributors, restaurant chains and other large users under their own brand labels.

MARKETING AND DISTRIBUTION

     Rykoff-Sexton markets its products and contract/design services to customers in the foodservice industry, including restaurants, industrial cafeterias, healthcare facilities, schools and colleges, supermarket service delicatessen departments, lodging establishments and other segments of the travel and leisure markets.

     The following table sets forth the customer base of Rykoff-Sexton for the fiscal year ended June 28, 1997.


                                                              PERCENTAGE
  TYPE OF CUSTOMER                                           OF NET SALES
  ----------------                                           ------------

  Restaurants (including chain and independent,
     limited and full menu).................................      59%
  Hospitals, nursing home, long term care and
     other healthcare facilities............................      12%
  Schools and colleges......................................      10%
  Lodging establishments....................................       8%
  Business and industry (including in-plant commercial and
     industrial food centers)...............................       6%
  Other.....................................................       5%
                                                                ----
                                                                 100%
                                                                ====

     For the fiscal year ended June 28, 1997, no single customer of Rykoff-Sexton accounted for 3% or more of Rykoff-Sexton's sales and no product distributed by Rykoff-Sexton accounted for a material part of Rykoff-Sexton's sales volume.

     In fiscal 1997, sales offices were maintained at each of Rykoff-Sexton's 32 distribution centers. Rykoff-Sexton's sales force of over 2,000 employees in fiscal 1997 included foodservice specialists at each distribution center. The sales force also included national account executives who handled multi-unit accounts such as restaurant chains and other large users.

     During fiscal 1997, products were distributed to customers nationwide through Rykoff-Sexton's 32 distribution centers, as well as through independent distributors. Each center stocks between 5,000 and 14,000 items for sale in its marketing area. Customer orders are usually processed and shipped within 24 hours of receipt and are delivered directly to the customer. Rykoff-Sexton uses its warehouse facilities in Los Angeles, Indianapolis and Dorsey, Maryland to store and consolidate product orders from vendors of specialty and equipment and supply items, for subsequent shipment to the distribution centers.

SOURCES OF SUPPLY

     In fiscal 1997, Rykoff-Sexton purchased from approximately 5,500 suppliers; no supplier represented more than 3% of Rykoff-Sexton's purchases. Rykoff-Sexton selects suppliers, which include both large multi-line and smaller specialty processors and packagers, primarily on the basis of their ability to meet quality and service standards. Rykoff-Sexton has no significant long-term purchasing obligations and Rykoff-Sexton believes that it has adequate alternative sources of supply for almost all of the purchased items and raw materials used in its manufacturing operations. Rykoff-Sexton's BRB Holdings, Inc. and WS Holdings, Inc. subsidiaries each have a purchase agreement with Sara Lee Corporation which requires a minimum level of purchases of Sara Lee products for every three years. Each of the original agreements was for six years (two three-year periods) which began in September 1992. Each agreement was extended for an additional three-year period. Rykoff-Sexton's liability for not meeting the purchase requirements is capped at $1.9 million under each of the agreements.

QUALITY CONTROL AND REGULATION

     Rykoff-Sexton maintains quality control laboratories in its Los Angeles and Indianapolis facilities. These laboratories are staffed by chemists and food technologists who are trained to control product quality for both self-manufactured and purchased private label products and to provide research and development support for Rykoff-Sexton's manufactured products. Quality control procedures include the sampling and testing of raw materials, purchased private label products and Company-manufactured items for quality, taste and appearance and the microbiological testing of Company-manufactured food items. The distribution centers regularly incur inspections performed by independent foodservice organizations and the manufacturing facilities receive daily USDA inspections.

EMPLOYEES

     As of June 28, 1997, Rykoff-Sexton employed a total of approximately 8,500 people, of whom approximately 1,700 were covered by collective bargaining agreements. These agreements expire at various times over the next several years. Approximately ten collective bargaining agreements that cover approximately 450 employees expire at various times during fiscal 1998. Rykoff-Sexton believes its labor relations are good.

PROPERTIES

     The following table sets forth Rykoff-Sexton's facilities. As part of the Company's facility consolidation following the Merger, a number of these facilities will be closed.

DISTRIBUTION CENTERS
Atlanta, Georgia**            Fresno, California**        Philadelphia, Pennsylvania
Austin, Texas**               Hurricane, West Virginia**  Phoenix, Arizona
Baltimore, Maryland**         Knoxville, Tennessee**      Pittsburgh, Pennsylvania
Boston, Massachusetts         Las Vegas, Nevada**         Pittston, Pennsylvania**
Charlotte, North Carolina**   Los Angeles, California**   Portland, Oregon
Chicago, Illinois**           Lubbock, Texas**            Reno, Nevada**
Cincinnati, Ohio**            Mesquite, Texas**           Riviera Beach, Florida**
Columbus, Ohio                Minneapolis, Minnesota      St. Louis, Missouri**
Dallas, Texas                 Oklahoma City, Oklahoma**   Salem, Virginia**
Detroit, Michigan**           Orlando, Florida**          San Francisco, California
Englewood, New Jersey**       Ormond Beach, Florida**

--------------------
** Indicates facility owned by Rykoff-Sexton; all other facilities are leased.

CONTRACT AND DESIGN OFFICES
---------------------------
Austin, Texas*                Clearwater, Florida                Pittston, Pennsylvania*
Berlin, Connecticut           Dallas, Texas*                     Portland, Oregon*
Boston, Massachusetts*        Las Vegas, Nevada*                 Sacramento, California
Brunswick, Maine              Los Angeles, California*           San Francisco, California*
Charlotte, North Carolina*    Minneapolis, St. Paul, Minnesota*  Seattle, Washington
Chicago, Illinois*            Oklahoma City, Oklahoma*           Spokane, Washington
Cincinnati, Ohio*             Phoenix, Arizona*

-----------------
* Indicates office within a distribution center; all other offices are leased.

INTRANSIT WAREHOUSES    MANUFACTURING FACILITIES
--------------------    ------------------------
Dorsey, Maryland
Indianapolis, Indiana   Indianapolis, Indiana**
Modesto, California     Los Angeles, California**

-----------------
** Indicates facility owned by Rykoff-Sexton; all other facilities are leased.

     Rykoff-Sexton's manufacturing operations are headquartered at Rykoff-Sexton's owned property in Los Angeles, California. This facility houses a large manufacturing plant and warehouse space. Portions of this facility are currently idle. This facility has been written down to net realizable value.

     Equipment and machinery owned by Rykoff-Sexton and used in its operations consist principally of electronic data processing equipment, food and non-food processing and packaging equipment and chemical compounding, blending and product handling equipment. Rykoff-Sexton owns a fleet of approximately 475 vehicles that are used for long hauls and local deliveries. In addition, Rykoff-Sexton leases approximately 1,200 delivery vehicles under terms which expire at various dates through 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

INTRODUCTION

          On December 23, 1997, in connection with the Merger, U.S. Foodservice issued 22,657,498 shares of common stock with an approximate value of $782 million, with each outstanding share of common stock of Rykoff-Sexton being exchanged for .775 of a share of U.S. Foodservice common stock . The transaction has been accounted for under the pooling of interests method of accounting. Accordingly, the Company's consolidated financial statements have been restated to include the results of operations for Rykoff-Sexton for all periods presented. The following management's discussion refers to the results set forth in the Company's consolidated financial statements beginning on page F-31 of this report under Item 7.

          As a result of the Merger and in connection with the Company's plan to consolidate and realign certain operating units and functions in the combined company, the Company incurred restructuring costs, asset impairment charges, merger transaction costs and certain other costs (the "Merger Related Costs") of approximately $83.4 million (net of related tax benefits) in the quarter ended December 27, 1997. In addition, the Company expects to recognize an additional charge of between $15 and $25 million in the third quarter of fiscal 1998 related to the consolidation and realignment of certain operating units and functions. Further, as a result of the debt refinancing discussed below, the Company recorded an extraordinary charge in the quarter ended December 27 , 1997 of $9.7 million (net of $6.3 million income tax benefit) related to the write-off of deferred financing costs with respect to the extinguished debt and additional payments to holders of the U.S. Foodservice senior notes due 2004 in accordance with the related senior note terms.


GENERAL

          Effective February 27, 1998 the Company changed its name to U.S. Foodservice. References to JP Foodservice below relate to activities of the Company prior to the Merger.

          The following discussion of the Company's results of operations includes the results of JP Foodservice and Rykoff-Sexton prior to the Merger. Since each of the companies was seperately managed prior to the Merger, the discussion that follows discusses operating results on a combined basis, but in the context of the individual companies. The operations of U.S. Foodservice prior to the Merger therefore are discussed in terms of the respective operations of JP Foodservice and Rykoff-Sexton.

          JP Foodservice and Rykoff-Sexton had the same fiscal year ends on June 28,1997. Prior to April 29, 1996, Rykoff-Sexton had a fiscal year that ended on the Saturday closest to April 30. The consolidated financial statements for the years ended June 28, 1997 ("fiscal 1997"), June 29, 1996 ("fiscal 1996") and July 1, 1995 ("fiscal 1995"), combine the results of JP Foodservice for such periods with the results of Rykoff-Sexton for the years ended June 28, 1997, April 28, 1996 and April 29, 1995, respectively. Each of the periods consisted of 52 weeks.

          Overview. In recent years, JP Foodservice net sales have increased both as a result of internal expansion through continued growth in street account and chain account sales as well as from acquisitions. JP Foodservice has increased its street account sales through growth of its street sales force, improved sales productivity and the implementation of new street sales promotion programs. JP Foodservice chain account sales have increased as a result of the continued growth in sales to existing accounts and the development of relationships with new accounts. JP Foodservice gross profit margin has improved in part as a result of an increase in sales of private and signature brand products as a percentage of JP Foodservice net sales.

          In recent years, Rykoff-Sexton focused on improving profitability through restructuring and realigning certain operating divisions, rationalizing the customer base, converting certain divisions which were historical niche distributors to broadline distributors and pursuing a strategy of decentralized management of the distribution centers. The sales reductions related to these initiatives partially offset Rykoff-Sexton's sales gains during these periods.

          Acquisitions. Both JP Foodservice and Rykoff-Sexton have pursued strategic business combinations.

          Rykoff-Sexton significantly expanded the geographic coverage of its distribution network in the Southeastern, Southwestern and Mid-Atlantic regions through the acquisition of US Foodservice, Inc. ("USF") effective May 17, 1996. This merger placed Rykoff-Sexton among the top three foodservice distribution companies regarding market share in the majority of the markets served. This acquisition also enabled Rykoff-Sexton to enhance its product mix and to decentralize the management of the distribution centers, a long-standing objective of Rykoff-Sexton. Due to the merger with USF and the change in fiscal year, there are no directly comparable financial statements. The operating results of Rykoff-Sexton for fiscal 1997 have therefore been compared to the operating results in the 52-week period ended April 27, 1996. In the fourth quarter of fiscal 1995, Rykoff-Sexton extended the scope of its distribution network in the Mid-Atlantic region through the acquisition of substantially all of the assets of Continental Foods, Inc. ("Continental"), a broadline distributor located in Maryland serving the metropolitan Baltimore and Washington, D.C. markets. In the first quarter of fiscal 1996, Rykoff-Sexton increased its penetration of the Midwestern region through the acquisition of the Specialty Foods Division of Olfisco, Inc., a Minneapolis-based subsidiary of Noon Hour Food Products. In the third quarter of fiscal 1996, Rykoff-Sexton enhanced its distribution network throughout the State of Nevada when it acquired substantially all of the assets of H&O Foods, Inc. ("H&O Foods") a regional broadline institutional foodservice distributor.

          JP Foodservice supplemented its internal expansion in fiscal 1997 with an active program of strategic acquisitions to take advantage of growth opportunities from ongoing consolidation in the fragmented foodservice distribution industry. In the first quarter, JP Foodservice extended the scope of its distribution network into the Western region of the United States through its acquisition of Valley Industries, Inc. ("Valley"), a broadline distributor located in Las Vegas, Nevada. Also in the first quarter of fiscal 1997, pursuant to JP Foodservice's strategy to increase penetration of its existing service areas, JP Foodservice acquired Arrow Paper and Supply Co., Inc. ("Arrow"), a broadline distributor located in Connecticut serving the New England, New York, New Jersey and Pennsylvania markets. In the second quarter of fiscal 1997, JP Foodservice filled a gap in its Midwestern distribution network by acquiring Squeri Food Service, Inc.("Squeri"), a broadline distributor located in Ohio serving the greater Cincinnati, Dayton, Columbus, Indianapolis, Louisville and Lexington markets. In the fourth quarter of fiscal 1997, JP Foodservice strengthened its presence in the Mid-Atlantic region through its acquisition of Mazo-Lerch Company ("Mazo-Lerch"), a broadline distributor located in Virginia serving the District of Columbia, Virginia, Maryland, southern New Jersey and northern North Carolina markets. The Valley and Squeri acquisitions were accounted for under the pooling of interests method of accounting, and accordingly, the operating results for all years presented have been restated to incorporate the results of Valley and Squeri. The Arrow and Mazo-Lerch acquisitions were accounted for under the purchase method of accounting, and accordingly, the operating results of Arrow and Mazo-Lerch are included only from the date of acquisition. The acquisition of Mazo-Lerch was completed in the fourth quarter of fiscal 1997 and, therefore, did not materially affect fiscal 1997 results.

RESULTS OF OPERATIONS

          The principal components of expenses include costs of sales, which represents the amount paid to manufacturers and growers for products sold, and operating expenses, which include selling (primarily labor-related) expenses, warehousing, transportation and other distribution costs, and administrative expenses. Because distribution and administrative expenses are relatively fixed in the short term, unexpected changes in net sales, such as those resulting from adverse weather, can have a significant short-term impact on operating income.

          The Company sells a significant proportion of its products at prices based on product cost plus a percentage markup. Periods of inflation in food prices result in higher product costs, which are reflected in higher sales prices and higher gross profits.

          Gross margins generally are lower for chain accounts than for street accounts. However, because there are typically no commission sales costs related to chain account sales and because chain accounts usually have larger deliveries to individual locations, sales and delivery costs generally are lower for chain accounts than for street accounts. Gross margins are generally higher for private label products than for national brand products of comparable quality. However, the Company incurs additional advertising and other marketing costs in promoting private label products.

FISCAL 1997 COMPARED TO FISCAL 1996

          Net Sales. Net sales increased 59.6% to $5.2 billion in fiscal 1997 from $3.2 billion in fiscal 1996. Of the increase, $1.7 billion was related to Rykoff-Sexton and the balance was related to JP Foodservice.

          Rykoff-Sexton's net sales increased 94.3% to $3.5 billion in fiscal 1997 from $1.8 billion in fiscal 1996. For comparative purposes, estimated sales of the same 52-week period of fiscal 1996 would have been approximately $3.6 billion had USF and H&O Foods (which was acquired in fiscal 1996) been part of Rykoff-Sexton's operations for the entire 1996 fiscal year. Excluding acquisitions and the closure of nine divisions and four sales offices, consolidations or other significant changes, "same-division" sales of Rykoff-Sexton increased 6%. The divisions' sales that were affected by closure, consolidation or other significant changes (which include customer account rationalization and territorial realignments) represented approximately 50% of Rykoff-Sexton's fiscal 1997 sales.

          JP Foodservice's net sales increased 16.7% to $1.7 billion in fiscal 1997 from $1.4 billion in fiscal 1996. The Arrow acquisition accounted for net sales growth of 5.8%. Higher chain account and street sales both contributed to JP Foodservice's sales growth in fiscal 1997. An increase of 17.2% in chain account sales reflected the continued growth in sales to JP Foodservice's larger customers. As a percentage of net sales, chain account sales increased to 42.6% in fiscal 1997 from 42.4% in fiscal 1996. Street sales increased 16.4% over fiscal 1996 primarily as a result of the growth of the sales force and continued improvements in sales force productivity. Fiscal 1996 net sales were adversely affected by severe winter weather conditions in a majority of JP Foodservice's markets.

          Gross Profit. Gross profit margin decreased to 19.4% in fiscal 1997 from 20.2% in fiscal 1996. The decline in gross profit margin at Rykoff-Sexton was somewhat offset by improved gross margin at JP Foodservice.

          Rykoff-Sexton's gross profit margin in fiscal 1997 was 20.3% compared to 22.5% in fiscal 1996. The acquisition of USF, as well as inclusion of a full year's results for H&O Foods, were the primary reasons for the reduction. Both USF and H&O Foods operate as broadline distributors, which typically have lower gross margins than the historical Rykoff-Sexton divisions. Rykoff-Sexton has also continued with the transition of its historical Rykoff-Sexton divisions from niche distributors to broadline distributors, providing customers with an expanded selection of product categories, including fresh meats, produce and seafood, that typically carry lower margins. Rykoff-Sexton, in its operating focus on broadline distribution, has increased sales to customers under special program pricing arrangements such as national accounts. The synergies achieved through the effective integration of the acquisitions and improved pricing of food and non-food related products from enhanced purchasing programs resulted in an improvement in gross profit of approximately $6.0 million. Partially offsetting this improvement was $2.0 million in non-recurring inventory and promotional related charges incurred in the integration of USF.

          JP Foodservice's gross profit margin increased to 17.5% in fiscal 1997 from 17.3% in fiscal 1996. The increase was primarily attributable to increased sales of JP Foodservice's private and signature brand products, which increased to 20.0% of street sales at the end of fiscal 1997 from 16.3% at the end of fiscal 1996. JP Foodservice also realized purchasing synergies through the consolidation of purchasing programs with the acquired entities.

          Operating Expenses. Operating expenses increased 42.6% to $841.9 million in fiscal 1997 from $590.4 million in fiscal 1996 primarily as a result of the increase in net sales and Rykoff-Sexton's merger with USF. As a percentage of sales, operating expenses declined to 16.3% in fiscal 1997 from 18.2% in fiscal 1996.

          Rykoff-Sexton's operating expenses increased 57.3% to $609.5 million in fiscal 1997 from $387.5 million in fiscal 1996 primarily as a result of the acquisition of USF. As a percentage of net sales, operating expenses decreased to 17.5% in fiscal 1997 from 21.7% in fiscal 1996. The improvement in operating expenses as a percentage of net sales from fiscal 1996 to fiscal 1997 was attributable to the closure, consolidation or other significant changes at certain divisions, realignment of the management structure, consolidation of several corporate functions, insurance reductions and other integration efforts. These efforts resulted in an operating expense improvement of approximately $11 million. Because claims activity in fiscal 1997 was more favorable than previously estimated, Rykoff-Sexton reversed $3.4 million of insurance reserves related to prior period programs. This adjustment represented 31% of the $11 million improvement. This improvement was also attributable to the transition to broadline distribution discussed above, which generally produces lower operating expense levels. The decrease in operating expenses as a percentage of net sales was partially offset by approximately $2.0 million in non-recurring charges, attributable to the integration plan for Rykoff-Sexton and USF. Also included in operating expenses are net gains of $1.5 million related to sales of certain assets.

          Operating expenses of Rykoff-Sexton for fiscal 1996 were negatively affected by the relocation of Los Angeles division to a new distribution center. The Los Angeles division represented 21.0% of Rykoff-Sexton's total sales in fiscal 1996. Operating expense levels were also negatively affected by higher than expected bad debt and insurance expense, as well as by the initial impact of the operational restructuring to facilitate the acquisition of USF.

          JP Foodservice's operating expenses increased 14.5% to $232.4 million in fiscal 1997 from $203.0 million in fiscal 1996 primarily as a result of the increase in net sales. As a percentage of net sales, operating expenses decreased to 13.7% in fiscal 1997 from 14.0% in fiscal 1996. The decrease in operating expenses, as a percentage of net sales, resulted from distribution cost savings related to a higher percentage of sales to chain accounts, increased penetration of street accounts, savings resulting from revised management compensation agreements relating to certain of the acquired businesses, and the absence of costs corresponding to those associated with the severe winter weather conditions experienced in a majority of JP Foodservice's markets in fiscal 1996.

          Amortization of Goodwill and Other Intangible Assets. Goodwill and other intangible amortization was $15.3 million in fiscal 1997 compared with $4.2 million in fiscal 1996. The increase was attributable to the goodwill arising from the USF merger which was accounted for as a purchase business combination.

          Restructuring, Impairment of Long Lived Assets and Other Charges. In connection with the USF acquisition, Rykoff-Sexton recorded a restructuring charge of $57.6 million ($35.7 million after tax) in the nine-week period ended June 29, 1996. Of this charge approximately $10.7 million related to severance and termination benefit costs, $20.2 million related to lease related costs and $26.7 million related to other exit costs, including the closure of duplicate facilities and other integration activities. During fiscal 1997, Rykoff-Sexton charged $27.7 million to the restructuring accrual, consisting of $4.1 million related to severance and termination benefit costs, $2.7 million for lease related costs and $20.9 million related to other exit costs.

          During fiscal 1997, $4.0 million of the restructuring liability was reversed into income, upon the determination that such liability was no longer required. The remaining balance of the restructuring charge is $25.5 million, of which $9.0 million is expected to be utilized in fiscal 1998 and is classified as current within accrued liabilities in the consolidated financial statements. The remaining balance of $16.5 million is classified as other long-term liabilities and primarily consists of future payments of leasehold obligations.

          During fiscal 1997, the employment of two senior executives was terminated and the present value of severance compensation and related benefits, aggregating $4.0 million, was charged to expense.

          In the fourth quarter of fiscal 1996, Rykoff-Sexton adopted the requirements of SFAS 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of" ("SFAS 121"). The adoption of SFAS 121 resulted in Rykoff-Sexton recording a non-cash pretax charge of $29.7 million. There are no comparable charges in fiscal 1997.

          Income From Operations. Income from operations increased 319.8% to $145.8 million in fiscal 1997 from $34.7 million in fiscal 1996 primarily as a result of the fiscal 1997 increase in net sales, the increase in gross profit margin, the decrease in operating expenses as a percentage of sales and the Rykoff-Sexton merger with USF. Operating margin increased to 2.8% in fiscal 1997 from 1.1% in fiscal 1996.

          Interest Expense and Other Financing Costs. Interest expense and other financing costs increased 133.8% to $76.1 million in fiscal 1997 from $32.5 million in fiscal 1996 principally as a result of the increase in average outstanding debt resulting from Rykoff-Sexton's merger with USF.

          Rykoff-Sexton's interest expense and other financing costs increased 243.4% to $59.5 million in fiscal 1997 from $17.3 million in fiscal 1996. The increase was primarily attributable to the assumption of the outstanding debt from the USF merger and the subsequent refinancing and the loss on the sale of accounts receivable sold pursuant to an accounts receivable securitization facility and related charges. Rykoff-Sexton did not have an accounts receivable securitization facility in fiscal 1996.

          JP Foodservice's interest expense and other financing costs increased 8.8% to $16.5 million in fiscal 1997 from $15.2 million in fiscal 1996. The increase was primarily attributable to increased borrowings incurred in connection with the acquisitions consummated in fiscal 1997.

          Nonrecurring Charge. In fiscal 1997, JP Foodservice recorded nonrecurring charges of $5.4 million principally related to transaction fees required to complete the acquisitions of Valley and Squeri, which were accounted for as poolings of interests.

          Income Taxes. The provision for income taxes for fiscal 1997 increased $25.5 million over the provision for fiscal 1996.

          Rykoff-Sexton's effective income tax rate for fiscal 1997 was 38.2% compared to an effective income tax benefit of (40.0)% for fiscal 1996. During the fourth quarter of fiscal 1997, Rykoff-Sexton recorded a reduction in the valuation allowance of $2.8 million based on an analysis of expected combined operating results that included USF. Management believes it is more likely than not that the deferred tax assets as of June 28, 1997, including net operating loss carryforwards, will be realizable through the combination of future taxable earnings, the corresponding realization of net operating loss carryforwards, alternative tax planning strategies and the reversal of existing taxable temporary differences.

          JP Foodservice's provision for income taxes for fiscal 1997 increased $4.6 million over the provision for fiscal 1996. The increase in the provision was attributable to JP Foodservice's greater pretax profit level in fiscal 1997. JP Foodservice's effective tax rate of 42.1% for fiscal 1997 increased from the effective rate of 40.7% for fiscal 1996 primarily because of the non-deductible portion of the nonrecurring charges related to the acquisitions consummated in fiscal 1997.

FISCAL 1996 COMPARED TO FISCAL 1995

          Net Sales. Net sales increased 13.3% to $3.2 billion in fiscal 1996 from $2.9 billion in fiscal 1995.

          Rykoff-Sexton net sales increased 14.1% to $1.8 billion in fiscal 1996 from $1.6 billion in fiscal 1995. Sales of Continental and H&O contributed significantly to the overall sales growth in fiscal 1996. Excluding acquisitions, sales on a "same-division" basis for the fiscal year advanced 4%. Growth of same-branch sales was hampered by the move to the new Los Angeles distribution center, by a slowdown in sales growth at various locations throughout the country, and by severe winter weather conditions throughout the East and Midwest regions.

          JP Foodservice net sales increased 12.5% to $1.4 billion in fiscal 1996 from $1.3 billion in fiscal 1995. Higher chain account and street sales both contributed to JP Foodservice's sales growth in fiscal 1996. Sales generated by foodservice businesses acquired by JP Foodservice in the last quarter of fiscal 1995 and the second quarter of fiscal 1996 accounted for 2.0% of this increase. An increase of 15.9% in chain account sales reflected the continued growth in sales to JP Foodservice's larger customers and, to a lesser extent, the development of new chain account relationships, including the new prime supplier relationship announced with Pizzeria Uno, which commenced in January 1996. As a percentage of net sales, chain account sales increased to 42.4% in fiscal 1996 from 41.3% in fiscal 1995. Street sales increased 10.1% over fiscal 1995 primarily as a result of improved sales force productivity and the implementation of new street sales promotion programs. Fiscal 1996 net sales were adversely affected by severe winter weather conditions in a majority of JP Foodservice's markets.

          Gross Profit. Gross profit margin decreased to 20.2% in fiscal 1996 from 20.8% in fiscal 1995. A decline in gross margin at Rykoff-Sexton was partially offset by an increase in gross margin at JP Foodservice.

          Rykoff-Sexton's gross profit margin declined to 22.5% in fiscal 1996 from 23.9% in fiscal 1995. This decline was primarily due to the acquisitions described above, which involved broadline distributors, and Rykoff-Sexton's continued transition from a niche distributor to a broadline distributor. Gross margins were also affected by inventory realignments from the continued transition from a centralized to a decentralized structure.

          JP Foodservice gross profit margin increased to 17.3% in fiscal 1996 from 17.0% in fiscal 1995. The increase was primarily attributable to increased sales of JP Foodservice's private and signature brand products, which increased to 16.3% of street sales at the end of fiscal 1996 from 12.3% at the end of fiscal 1995. The increase in sales of private and signature brand products more than offset the effects of the shift in customer mix to a higher percentage of sales to chain accounts.

          Operating Expenses. Operating expenses increased 12.1% to $590.4 million in fiscal 1996 from $526.9 million in fiscal 1995 primarily as a result of the increases in net sales. As a percentage of sales, operating expenses declined to 18.2% in fiscal 1996 from 18.4% in fiscal 1995.

          Rykoff-Sexton's operating expenses as a percentage of net sales for fiscal 1996 were 21.7% compared to 22.2% for fiscal 1995. The decrease in operating expenses as a percentage of net sales did not decrease as much as expected due to the impact of the move to Rykoff-Sexton's new Los Angeles distribution center. The start-up of this facility, which accounted for approximately 21% of Rykoff-Sexton's total sales volume in fiscal 1996, took longer, and was more costly, than originally anticipated. Rykoff-Sexton also experienced higher than expected bad debt and insurance expenses in the fourth quarter of fiscal 1996.

          JP Foodservice's operating expenses increased 14.3% to $203.0 million in fiscal 1996 from $177.5 million in fiscal 1995 primarily as a result of the increases in net sales. As a percentage of net sales, operating expenses increased to 14.0% in fiscal 1996 from 13.8% in fiscal 1995. The increase in operating expenses, as a percentage of net sales, resulted primarily from increased costs incurred in connection with the promotion of private and signature brand products and costs associated with the adverse winter weather conditions in a majority of JP Foodservice's markets in the third quarter of fiscal 1996.

          Amortization of Goodwill and Other Intangible Assets. Goodwill and other intangible amortization was $4.2 million in fiscal 1996 compared with $2.8 million in fiscal 1995. The increase was primarily attributable to goodwill amortization with respect to the acquisitions by Rykoff-Sexton of Continental and H&O Foods, both of which were accounted for as purchase business combinations.

          Restructuring Impairment of Long Lived Assets and Other Charges. Rykoff-Sexton recorded a restructuring charge of $31.0 million in fiscal 1993 to cover costs associated with a planned business reorganization. The reorganization was completed in fiscal 1996 and the remaining unused portion of the initial charge of $6.4 million was reversed to operating income.

          In the fourth quarter of fiscal 1996, Rykoff-Sexton adopted the requirements of SFAS 121, which is intended to establish more consistent accounting standards for measuring the recoverability of long-lived assets. To comply with this new accounting requirement, Rykoff-Sexton identified all owned properties where there are assets. The net book values of these identified assets were compared to estimated current market values and future cash flows (for long-lived assets in use), to determine whether there may have been impairment in values. The adoption of SFAS 121 resulted in Rykoff-Sexton recording a non-cash pretax charge of $29.7 million.

          Income From Operations. Income from operations decreased 46.4% to $34.7 million in fiscal 1996 from $64.9 million in fiscal 1995 primarily as a result of the decrease in gross profit margin, higher operating expenses and the asset impairment charge. Operating margin decreased to 1.1% in fiscal 1996 from 2.3% in fiscal 1995.

          Interest Expense and Other Financing Costs. Interest expense and other financing costs decreased 1.3% to $32.5 million in fiscal 1996 from $32.9 million in fiscal 1995.

          Rykoff-Sexton interest expense and other financing costs increased 59.6% to $17.3 million in fiscal 1996 from $10.9 million in fiscal 1995. The increase reflected higher borrowing levels and the reduction of capitalized interest resulting from placing into service the Los Angeles and Cincinnati facilities. Higher borrowing levels resulted from capital expenditures for these facilities, the acquisitions of Continental and H&O Foods and increased receivables and inventory levels due to sales growth.

          JP Foodservice interest expense and other financing costs decreased 31.2% to $15.2 million in fiscal 1996 from $22.1 million in fiscal 1995. The decrease was primarily attributable to the repayment or refinancing of substantially all of JP Foodservice's indebtedness in connection with a recapitalization consummated in the second quarter of fiscal 1995, which included JP Foodservice's initial public offering of common stock.

          Nonrecurring Charge. On February 19, 1996, JP Foodservice terminated discussions with Sara Lee Corporation regarding a proposed combination of JP Foodservice and Sara Lee Corporation's wholly-owned subsidiary, PYA Monarch, Inc. As a result of the termination of these discussions, which began with a proposal submitted by Sara Lee Corporation in November 1995, JP Foodservice wrote off the costs incurred related to the proposed transaction (primarily special committee, legal and advisory fees) of approximately $1.5 million.

          Income Taxes. The provision for income tax for fiscal 1996 decreased $13.0 million from the provision for fiscal 1995. The 1995 taxable income of JP Foodservice was almost entirely offset by $28.0 million pre-tax loss of Rykoff-Sexton.

          Rykoff-Sexton's effective income tax rate for fiscal 1996 and fiscal 1995 was 40.0%.

          JP Foodservice's provision for income tax for fiscal 1996 increased $4.2 million over the provision for fiscal 1995, primarily as the result of higher earnings. The increase in the provision was attributable to JP Foodservice's greater pretax profit level in fiscal 1996. JP Foodservice's effective tax rate (before extraordinary charge) of 40.7% for fiscal 1996 decreased from the effective rate of 45.2% for fiscal 1995 primarily because of the effect on fiscal 1995 taxable income of a non-deductible stock compensation charge of $0.7 million.

LIQUIDITY AND CAPITAL RESOURCES

          Rykoff-Sexton and JP Foodservice historically have financed their operations and growth primarily with cash flow from operations, equity offerings, borrowings under their bank credit facilities, operating and capital leases and normal trade credit terms.

          Cash Flows from Operating Activities. Net cash flows provided by (used in) operating activities were $114.6 million, ($4.8) million and $25.5 million in fiscal 1997, fiscal 1996 and fiscal 1995, respectively. The $119.4 million improvement in net cash flows from operations was primarily the result of improved earnings, Rykoff-Sexton's merger with USF and JP Foodservice's accounting for its accounts receivable securitization arrangement, which provided $50 million of operating cash flow.

          Rykoff-Sexton's net cash flows provided by (used in) operating activities were $88.8 million, ($15.3) million and $12.0 million in fiscal 1997, fiscal 1996 and fiscal 1995, respectively. JP Foodservice's net cash flows from operations were $25.8 million, $10.5 million and $13.5 million in fiscal 1997, fiscal 1996 and fiscal 1995, respectively.

          The Company's working capital requirements generally average between 4% and 6% of annual sales. The Company's working capital balance at June 28, 1997 was $234.8 million.

          Cash Flows from Investing Activities. Net cash used in investing activities was $106.8 million, $74.3 million and $14.6 million in fiscal 1997, fiscal 1996 and fiscal 1995, respectively.

          Rykoff-Sexton used $51.6 million in net cash flows in fiscal 1997 for investing activities, which included $63.4 million of capital expenditures. Approximately $31.9 million was spent on the start up of construction of new distribution centers in Fort Mill, South Carolina and Las Vegas, Nevada, and the completion of a new distribution center in Reno, Nevada. Other capital expenditures of $6.0 million in fiscal 1997 were made to expand existing distribution centers in Boston, Massachusetts and Philadelphia, Pennsylvania. The balance of capital expenditures in fiscal 1997 consisted of purchases of warehouse and office equipment, computer hardware and software and upgrades to Rykoff-Sexton's existing distribution centers. The construction of the Los Angeles distribution center amounted to approximately $45.0 million over the course of fiscal 1995 and fiscal 1996. Rykoff-Sexton had commitments for capital expenditures of approximately $35.0 million at June 28, 1997.

          JP Foodservice used $55.1 million in net cash flows in fiscal 1997 for investing activities, which included $25.1 million of capital expenditures and $36.0 million of costs primarily related to the acquisition of Arrow. JP Foodservice's capital expenditures, of which $7.5 million were financed through capital lease obligations, were primarily for new trucks and trailers, investment in laptop computers for the sales force and the expansion of the JP Foodservice's distribution centers in Streator, Illinois; Boston, Massachusetts; Allentown, Pennsylvania; Fort Wayne, Indiana and Las Vegas, Nevada. JP Foodservice currently expects to make capital expenditures of approximately $31 million in fiscal 1998, including approximately $9 million to upgrade and expand its existing facilities.

          Cash Flows from Financing Activities. Net cash flows provided by (used in) financing activities were $32.3 million, $81.4 million and ($12.0) million in fiscal 1997, fiscal 1996 and fiscal 1995, respectively.

          As of June 28, 1997, Rykoff-Sexton's long-term indebtedness, including current portion, was $505.5 million. Under its bank credit facility, Rykoff-Sexton had $330.1 million term debt outstanding at June 28, 1997 and a commitment for a revolving line of credit of up to $150 million, none of which was outstanding. Letters of credit outstanding as of June 28, 1997, which reduce availability under the revolving line of credit, were $27.3 million, leaving $122.7 million in available borrowings.

          As of June 28, 1997, JP Foodservice's long-term indebtedness, including current portion, was $177.9 million, with an overall weighted average interest rate of 7.3% (excluding deferred financing costs and costs of interest rate swaps and interest cap arrangements). As of the same date, $63.7 million of borrowings and $11.7 million of letters of credit were outstanding under JP Foodservice's bank revolving credit loan agreement and an additional $99.6 million remained available to finance JP Foodservice's working capital requirements.

          On December 23, 1997, in connection with the consummation of the Merger, the Company entered into a new bank credit facility which provides for a $550 million five-year revolving credit facility and a $200 million revolver/term loan facility which is renewable annually (the "New Credit Facility"). Amounts drawn initially under the New Credit Facility will initially bear interest at a rate equal to LIBOR plus .45% and LIBOR plus .475%, respectively, using one, two, three or six month LIBOR loans. Effective with the third quarter in fiscal 1998, amounts borrowed under the New Credit Facility, at the option of the Company, will bear interest at an applicable margin for LIBOR-based borrowings, the lenders' prime rate or the federal funds rate plus .50%. The applicable margin for LIBOR-based loans will range from .175% to .55%, based on a formula tied to the Company's leverage from time to time. Annual facility fees will be based on the same formula and will range between .75% and 2.0% for the revolving credit facility and .55% and 1.75% for the revolver/term loan facility. The revolving credit facility includes a $75 million facility for standby and commercial letters of credit and a $50 million swing-line facility for same day borrowings. The New Credit Facility includes a number of covenants which restrict the Company's ability to pay dividends and incur additional indebtedness as well as require the maintenance of certain financial ratios. Borrowings under the New Creditor Facility have been used to repay the JP Foodservice revolving line of credit loans and senior notes payable and Rykoff-Sexton revolving and term loan facilities.

          On January 30, 1998, the Company made an offer to purchase for cash of $130 million the Rykoff-Sexton outstanding senior subordinated notes due 2003 at a price of 101% of principal amount, plus accrued and unpaid interest. The offer is made pursuant to the Indenture governing the notes as a result of the change of control of Rykoff-Sexton, the issuer of the notes, effected by the Merger. The Company expects to fund any payments required pursuant to the purchase offer with borrowings under the New Credit Facility.

          The Company believes that the combination of cash flow generated by its operations, additional capital leasing activity and borrowings under the New Credit Facility will be sufficient to enable it to finance its growth and meet its projected capital expenditures and other short-term and long-term liquidity requirements. Management may determine that it is necessary or desirable to obtain financing for acquisitions through additional bank borrowings or the issuance of new debt or equity securities.

QUARTERLY RESULTS AND SEASONALITY

          Historically, the Company's operating results have reflected seasonal variations. The Company experiences lower net sales and income from operations during its third quarter, which includes the winter months.

INFORMATION SYSTEMS AND THE IMPACT OF THE YEAR 2000

          The Company is currently installing new hardware and financial systems software in each of its operating units. The project is currently anticipated to be complete in the fall of 1999 and will result in each of its operating units being on the same hardware and software platforms, all of which are expected to be Year 2000 compliant. The Company has been in communication with major suppliers and customers to determine the extent to which the Company may be vulnerable to such parties' failure to remediate their own systems in response to the Year 2000 issue. The Company is not aware at this time of any material adverse impact on the Company that may result from its relationships with such suppliers and customers. However, the remediation process is ongoing. Accordingly, management cannot presently reasonably predict, what impact, if any, the Year 2000 issue will have on the Company.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.


                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS




Financial Statements

  Report of Independent Public Accountants............................... F-2

  Consolidated Balance Sheets as of June 28, 1997 and April 27, 1996..... F-3

  Consolidated Statements of Operations for the fiscal years ended
   June 28, 1997, April 27, 1996 and April 29, 1995, and the nine-week transition period ended June 29, 1996................................. F-4

  Consolidated Statements of Changes in Shareholders' Equity for the
   fiscal years ended June 28, 1997, April 27, 1996 and April 29,
   1995, and the nine-week transition period ended June 29, 1996......... F-5

  Consolidated Statements of Cash Flows for the fiscal years ended
   June 28, 1997, April 27, 1996 and April 29, 1995, and the nine-week transition period ended June 29, 1996................................. F-6

  Notes to Consolidated Financial Statements............................. F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Rykoff-Sexton, Inc.:

     We have audited the accompanying consolidated balance sheets of Rykoff-Sexton, Inc. (a Delaware Corporation) and subsidiaries as of June 28, 1997 and April 27, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal years ended June 28, 1997, April 27, 1996 and April 29, 1995, and the nine-week transition period ended June 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rykoff-Sexton, Inc. and subsidiaries as of June 28, 1997 and April 27, 1996 and the results of their operations and their cash flows for the fiscal years ended June 28, 1997, April 27, 1996 and April 29, 1995, and the nine-week transition period ended June 29, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note Three to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in fiscal 1996.


ARTHUR ANDERSEN LLP

Philadelphia, PA
August 14, 1997

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          JUNE 28, 1997   APRIL 27, 1996
                                                          -------------   --------------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
                                ASSETS
Current Assets:
 Cash and cash equivalents.............................      $   63,293        $  10,825
 Accounts receivable, less reserves of $13,517 in
  1997 and $5,401 in 1996..............................         122,963          182,312
 Inventories...........................................         210,547          152,805
 Prepaid expenses and other current assets.............          19,755           19,893
 Deferred tax assets...................................          24,797            7,211
                                                             ----------        ---------
    Total Current Assets...............................         441,355          373,046
Property, plant and equipment, at cost:
Land, buildings and improvements.......................         227,132          139,481
Transportation equipment...............................          23,222           30,220
Office, warehouse and manufacturing equipment..........         196,246          142,347
                                                             ----------        ---------
                                                                446,600          312,048
Less: accumulated depreciation and amortization........        (150,588)        (134,130)
                                                             ----------        ---------
                                                                296,012          177,918
Goodwill, net..........................................         437,361           41,188
Deferred tax assets....................................          21,337            4,881
Other assets, net......................................          22,957           14,823
                                                             ----------        ---------
    Total Assets.......................................      $1,219,022        $ 611,856
                                                             ==========        =========


                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Short-term debt ......................................      $        -        $  94,000
 Accounts payable......................................         231,791          120,828
 Accrued compensation..................................          20,815           10,919
 Accrued liabilities...................................          85,556           37,284
 Current portion of long-term debt.....................          18,771           19,708
                                                             ----------        ---------
    Total Current Liabilities..........................         356,933          282,739
Long-term debt, less current portion...................         486,731          135,081
Other long-term liabilities............................          21,185            1,536
                                                             ----------        ---------
    Total Liabilities..................................         864,849          419,356
Shareholders' equity:
Preferred stock, $.10 par value,.......................               -                -
 Authorized-10,000,000 shares; Outstanding-none
Common stock, $.10 par value,..........................           2,829            1,513
 Authorized-40,000,000 shares;
 Outstanding-28,014,305 shares in 1997 and
 14,817,247 shares in 1996
Additional paid-in capital.............................         300,757           95,236
Retained earnings......................................          53,685           99,497
                                                             ----------        ---------
                                                                357,271          196,246
Less: Treasury stock, at cost..........................          (3,098)          (3,746)
                                                             ----------        ---------
                                                                354,173          192,500
                                                             ----------        ---------
    Total Liabilities and Shareholders' Equity.........      $1,219,022        $ 611,856
                                                             ==========        =========

        The accompanying notes are an integral part of these statements.

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         PERIODS ENDED
                                                       --------------------------------------------------
                                                         JUNE 28,    JUNE 29,      APRIL 27,    APRIL 29,
                                                          1997         1996          1996         1995
                                                        (52 WEEKS)   (9 WEEKS)    (52 WEEKS)   (52 WEEKS)
                                                       -----------  -----------   ----------   ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales.............................................. $3,477,493   $  519,903   $1,789,478   $1,569,019
Cost of Sales..........................................  2,770,109      426,486    1,387,299    1,193,325
                                                        ----------   ----------   ----------   ----------
Gross Profit...........................................    707,384       93,417      402,179      375,694
Warehouse, Selling, Delivery and General and
 Administrative Expenses...............................    609,466      114,187      387,493      348,672
Amortization of Goodwill and Other Intangibles.........     12,431        1,162        1,906          529
Restructuring Charges (Reversals)......................     (4,000)      57,600       (6,441)           -
Executive Severance Compensation.......................      4,000            -            -            -
Impairment of Long-Lived...............................          -            -       29,700            -
                                                        ----------   ----------   ----------   ----------
Income (Loss) from Operations..........................     85,487      (79,532)     (10,479)      26,493
Interest Expense, net..................................     46,423        6,930       17,340       10,867
Other Expenses.........................................     13,118        9,913            -            -
                                                        ----------   ----------   ----------   ----------
Income (Loss) from  Continuing Operations
 before Provision  (Benefit) for Income Taxes..........     25,946      (96,375)     (27,819)      15,626
Provision (Benefit) for Income Taxes...................      9,908      (36,195)     (11,039)       6,250
                                                        ----------   ----------   ----------   ----------
Income (Loss) from Continuing Operations...............     16,038      (60,180)     (16,780)       9,376
Discontinued Operations:
 Income from Discontinued
  Operations, Net of Income Taxes of $95...............          -            -            -          137
 Gain on Disposal of Discontinued
  Operations, Net of Income Taxes of $15,687...........          -            -            -       23,359
                                                        ----------   ----------   ----------   ----------
Net Income (Loss)...................................... $   16,038   $  (60,180)  $  (16,780)  $   32,872
                                                        ==========   ==========   ==========   ==========

Earnings (Loss) per Share:
 Income (Loss) from Continuing Operations.............. $     0.56   $    (2.51)  $    (1.12)  $     0.64
 Income from Discontinued Operations...................          -            -            -         0.01
 Gain on Disposal of Discontinued Operations...........          -            -            -         1.59
                                                        ----------   ----------   ----------   ----------
 Earnings (Loss) per Share............................. $     0.56   $    (2.51)  $    (1.12)  $     2.24
                                                        ==========   ==========   ==========   ==========



        The accompanying notes are an integral part of these statements.

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                            Common Stock
                                                         ------------------    ADDITIONAL
                                                          NUMBER OF             PAID IN     TREASURY   RETAINED
                                                          SHARES     AMOUNT     CAPITAL      STOCK     EARNINGS
                                                         ----------  ------  -----------  ---------  ----------
Balance, April 30, 1994................................  11,637,460  $1,194     $ 92,008    $(4,621)   $ 84,726
   Net income..........................................           -       -            -          -      32,872
   Stock split.........................................   2,909,039     298         (305)         -           -
   Cash dividend ($.03 per share)......................           -        -           -          -        (437)
   Stock options exercised.............................      58,037        6         804          -           -
   Treasury stock purchased............................      (6,937)       -           -         (5)          -
                                                         ----------  -------  -----------  ---------  ----------
Balance, April 29, 1995................................  14,597,599    1,498       92,507     (4,626)    117,161
   Net loss............................................           -        -            -          -     (16,780)
   Contribution to employees' savings and
    profit sharing plan................................      19,802        -          115        236           -
   Cash dividend ($.06 per share)......................           -        -            -          -        (884)
   Stock options exercised.............................     205,569       15        2,649        649           -
   Treasury stock purchased............................      (5,723)       -          (35)        (5)          -
                                                         ----------  -------  -----------  ---------  ----------
Balance, April 27, 1996................................  14,817,247    1,513       95,236     (3,746)     99,497
   Net loss............................................           -        -            -          -     (60,180)
   Purchase of US Foodservice..........................  12,880,548    1,288      202,384          -           -
   Stock options exercised.............................       4,802        -            -         54           -
   Treasury stock purchased............................      (1,152)       -            -         (1)          -
                                                         ----------  -------  -----------  ---------  ----------
Balance, June 29, 1996.................................  27,701,445    2,801      297,620     (3,693)     39,317
   Net income..........................................           -        -            -          -      16,038
   Stock award issuances...............................      37,074        4          527         23           -
   Cash dividend ($.06 per share)......................           -        -            -          -      (1,670)
   Stock options exercised.............................     289,060       24        2,610        584           -
   Treasury stock purchased............................     (13,274)       -            -        (12)          -
                                                         ----------  -------  -----------  ---------  ----------
Balance, June 27, 1997.................................  28,014,305   $2,829     $300,757    $(3,098)   $ 53,685
                                                         ==========  =======  ===========  =========  ==========

        The accompanying notes are an integral part of these statements.

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   PERIODS ENDED
                                                                    ----------------------------------------------
                                                                     JUNE 28,    JUNE 29,   APRIL 27,   APRIL 29,
                                                                      1997        1996        1996        1995
                                                                   (52 WEEKS)  (9 WEEKS)   (52 WEEKS)  (52 WEEKS)
                                                                   ----------  ----------  ----------  ----------
                                                                                   (IN THOUSANDS)
Cash Flows from Operating Activities:
   Net income (loss)............................................     $ 16,038   $ (60,180)   $(16,780)   $ 32,872
   Adjustments to reconcile Net income (loss) to
    net cash provided by (used in) operating activities:
       Impairment of long-lived assets..........................            -           -      29,700           -
       Net income from discontinued operations..................            -           -           -        (137)
       Depreciation and amortization............................       42,679       6,542      20,089      16,863
       Gain on disposal of discontinued operations..............            -           -           -     (23,359)
       (Gain) loss on sale of property, plant and equipment.....       (1,585)        281      (1,304)       (597)
       Deferred income taxes....................................       11,105     (34,026)     (4,477)     (2,823)
       Restructuring costs......................................            -      57,600           -           -
       Proceeds from initial sale of receivables................            -     110,000           -           -
       Other....................................................       (1,439)        (97)       (561)       (475)
       Changes in assets and liabilities,
        net of working capital acquired:
          (Increase) decrease in accounts receivable, net.......       (8,606)     23,178     (22,001)     (4,717)
          (Increase) decrease in inventories....................       26,101      (2,420)     (6,474)    (13,245)
          (Increase) decrease in prepaid expenses and other.....       10,493      (7,403)    (13,289)     (1,287)
          Increase (decrease) in accounts payable,
           accrued and other liabilities........................       (5,989)     13,067        (183)      8,921
                                                                    ---------    --------    --------    --------
Net Cash Provided by (Used in) Operating Activities.............       88,797     106,542     (15,280)     12,016
                                                                    ---------    --------    --------    --------
Cash Flows from Investing Activities:
       Capital expenditures.....................................      (63,373)     (3,945)    (43,927)    (52,935)
       Proceeds from asset sales transactions...................        9,924         159       2,247       2,955
       Net cash used in discontinued operations.................            -           -           -     (30,002)
       Proceeds from sale of assets of discontinued operations..            -           -           -      96,000
       Cost of acquisitions/merger fees.........................            -     (13,330)     (8,726)    (24,836)
       Cash acquired in US Foodservice acquisition..............                   21,601           -           -
       (Increase) decrease in other assets......................        1,816         329      (6,255)       (956)
                                                                    ---------    --------    --------    --------
Net Cash (Used in) Provided by Investing Activities.............      (51,633)      4,814     (56,661)     (9,774)

Cash Flows from Financing Activities:
   Net increase (decrease) under revolvers......................      (15,000)     37,000      80,000      (7,000)
   Principal payments of long-term debt.........................       (8,959)   (135,136)     (3,433)       (226)
   Repayment of acquired company debt and preferred stock.......            -    (328,071)          -           -
   Proceeds from issuance of long-term debt.....................       25,953     335,000           -           -
   Payment of finance costs.....................................            -      (8,901)     (1,500)       (249)
   Stock option and award activity..............................        3,772          53       3,629         804
   Dividends paid...............................................       (1,670)          -        (884)       (437)
   Other........................................................          (12)        (81)         (5)         (5)
                                                                    ---------    --------    --------    --------
Net Cash Provided by (Used in) Financing Activities.............        4,084    (100,136)     77,807      (7,113)
                                                                    ---------    --------    --------    --------
Net Increase (Decrease) in Cash and Cash Equivalents............       41,248      11,220       5,866      (4,871)
Cash and Cash Equivalents at Beginning of Period................       22,045      10,825       4,959       9,830
                                                                    ---------    --------    --------    --------
Cash and Cash Equivalents at End of Period......................    $  63,293    $ 22,045    $ 10,825    $  4,959
                                                                    =========    ========    ========    ========
Supplemental Disclosures of Cash Flow Information:
 Cash paid (refunded) during the period for:
       Interest, net............................................     $ 45,381    $ 11,606    $ 18,305    $ 13,220
                                                                    =========    ========    ========    ========
       Income taxes, net........................................    $  (1,845)   $      -    $  1,583    $ 26,830
                                                                    =========    ========    ========    ========

        The accompanying notes are an integral part of these statements.

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE ONE-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Line of Business. Rykoff-Sexton, Inc. and subsidiaries ("the Company") distributes a broad line of food and related non-food products to various establishments in the foodservice industry. The Company also manufactures certain food and non-food related products and provides contract and design services. The Company's market area includes most of the United States, with a concentration in the Southeast and Mid-Atlantic regions. Although the Company is not dependent on any single customer, the majority of its customers are concentrated in the restaurant industry, with less significant concentrations in the health care and education industries. No single customer accounts for more than 10% of the Company's trade receivables or sales for any of the periods presented.

     Principles of Consolidation. The consolidated financial statements include the accounts of Rykoff-Sexton, Inc., its wholly owned distribution subsidiary, US Foodservice, Inc. ("US Foodservice"), and its other wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     Fiscal Year-End. Effective April 28, 1996, the Company changed its fiscal year-end from the 52 or 53 week period ended the Saturday closest to April 30 to the 52 or 53 week period ended the Saturday closest to June 30. Included in the consolidated statements of operations, cash flows and shareholders' equity is the nine-week transition period beginning April 28, 1996 and ending June 29, 1996 (the "transition period"). In the comparable nine-week period in 1995 (unaudited), net sales were $292.6 million, net income was $1.1 million and net earnings per share was $0.08. The 1997 fiscal year ended on June 28, 1997 ("fiscal 1997"), whereas the previous two fiscal years ended on April 27, 1996 ("fiscal 1996") and April 29, 1995 ("fiscal 1995"), respectively.

     Earnings Per Share. Earnings per share of common stock have been computed based on the weighted average number of shares of common stock outstanding and dilutive common stock equivalents outstanding. The shares used in such calculations were 28,644,000 for fiscal 1997, 23,972,000 for the transition period, 14,941,000 for fiscal 1996 and 14,730,000 for fiscal 1995.

     Stock Split. In December 1994, the Board of Directors declared a 5-for-4 stock split payable January 24, 1995, to shareholders of record on December 21, 1994. Earnings per share, weighted average shares outstanding and stock option information included in the accompanying financial statements and related notes have been adjusted to reflect this stock split.

     Inventories. Inventories consist principally of food products and related non-food products held for sale. Inventories are priced at the lower of cost or market, and include the cost of purchased merchandise and, for manufactured goods, the cost of material, labor and factory overhead. The cost of approximately 7% of the inventories at June 28, 1997 has been determined using the last-in, first-out (LIFO) method. The remaining inventories are valued using the first-in, first-out (FIFO) method. Had the FIFO method been used to value all inventories, at June 28, 1997 inventories would have been higher by approximately $290,000.

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE ONE-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Inventories are summarized as follows:



                                  JUNE 28, 1997   APRIL 27,1996
                                  -------------  --------------
                                        (DOLLARS IN THOUSANDS)
        Finished goods...........      $204,576        $145,899
        Raw materials............         5,971           6,906
                                       --------        --------
                                       $210,547        $152,805
                                       ========        ========



     Depreciation, Amortization, Retirement and Maintenance Policies. Depreciation is provided using the straight-line method, based upon the following estimated useful lives:

        Buildings and improvements........................ 15 to 40 years
        Leasehold improvements............................ Life of the lease
        Transportation equipment.......................... 3 to 8 years
        Office, warehouse and manufacturing equipment..... 3 to 15 years

     Costs of normal maintenance and repairs are charged to expense when incurred. Replacements or betterments of properties are capitalized. When assets are retired or otherwise disposed of, the cost and related applicable accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income.

     Construction-in-process at June 28, 1997 was $27.4 million. Such amount was not significant at April 27, 1996.

     The Company has facilities available for sale, largely resulting from the restructuring discussed in Note Four, with a carrying value of approximately $39 million at June 28, 1997 which management estimates approximates fair value.

     Computer Systems Development Costs. The Company has incurred certain costs in connection with internal computer systems development projects, primarily external consulting and internal labor costs. Capitalization of these costs begins once it is determined that the related systems will be completed and operate as intended. Such costs are included in Office, warehouse and manufacturing equipment in the accompanying consolidated balance sheets. Costs of $4.9 million were capitalized during fiscal 1997 and at June 28, 1997 total capitalized costs were $7.2 million. Capitalized costs are being amortized over 3-5 years as completed portions of the projects are put into service. Amortization expense for fiscal 1997 was $297,000.

     Goodwill. The excess of purchase price over fair value of net assets acquired (Goodwill) is amortized on a straight-line basis over 40 years. In accordance with SFAS No. 121 ("SFAS 121") (see Note Three), the Company evaluates goodwill for impairment at least annually. In completing this evaluation, the Company compares its best estimate of future cash flows, excluding interest costs, with the carrying value of goodwill.

     Goodwill amortization for fiscal 1997, the transition period, fiscal 1996 and fiscal 1995 was $11,254,000, $1,037,000, $1,393,000 and $114,000,
respectively. Accumulated amortization was $14,077,000 and $1,786,000 at June 28, 1997 and April 27, 1996, respectively.

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE ONE-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Other Assets. Other assets are amortized using the straight-line or effective interest method over the following periods:

        Noncompetition and consulting agreements..... Term of agreement
        Deferred finance costs....................... Term of debt

     Amortization expense for fiscal 1997, the transition period, fiscal 1996 and fiscal 1995 was $3,597,000, $416,000, $989,000 and $846,000, respectively.
The amortization of deferred finance costs is reflected within interest expense in the consolidated statements of operations. Accumulated amortization was $6,231,000 and $7,348,000 as of June 28, 1997 and April 27, 1996, respectively.

     Income Taxes. The Company files a consolidated federal income tax return. Under SFAS No. 109, "Accounting for Income Taxes," ("SFAS 109") a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. Deferred income taxes result from temporary differences in the recognition of revenue and expense items for tax and financial statement purposes. The measurement of deferred income tax assets is adjusted by a valuation reserve, if necessary, so that the net tax benefits are recognized only to the extent that they are expected to be realized.

     Statements of Cash Flows. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The merger with US Foodservice (see Note Two) is presented as a non-cash investing activity.

     Capitalized Interest. The Company capitalizes interest costs as part of the cost of major asset construction projects. Capitalized interest was $1,071,000, $55,000, $1,077,000 and $2,667,000 in fiscal 1997, the transition period, fiscal 1996 and fiscal 1995, respectively.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments. Cash and cash equivalents, accounts receivable (including the Company's participation in the accounts receivable securitization facility; see Note Ten), accounts payable and accrued liabilities are reflected in the financial statements at carrying amounts which approximate fair value because of the short-term nature of those items. The fair value of the Company's fixed rate debt is described in Note Five.

     Recently Enacted Accounting Pronouncements. In February 1997, SFAS No. 128, "Earnings per Share," was issued which is effective for the Company's fiscal 1998. This statement specifies the computation, presentation and disclosure requirements for earnings per share (EPS). In fiscal 1998, the Company will also be required to adopt SFAS No. 129, "Disclosure of Information about Capital Structure", which was issued in conjunction with the earnings per share statement and was intended to centralize capital structure disclosure requirements. In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was released and effective in fiscal 1998, the Company will be required to disclose comprehensive income and its components within the financial statements. SFAS No. 131, "Disclosures about Segments of an

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE ONE-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Enterprise and Related Information," was also issued in June of 1997. Beginning in fiscal 1998, disclosures will be based on the way management organizes business segments to make decisions about resource allocation and to measure performance. Based upon management's initial review of the above statements, the reporting and disclosure requirements are not expected to have a material impact on the Company's consolidated financial statements.

     Reclassifications. The financial statements for prior periods reflect certain reclassifications to conform with classifications adopted in the current year.

NOTE TWO-ACQUISITIONS

     On May 17, 1996, the Company merged with US Foodservice, a privately held broadline foodservice distribution company. As part of the merger, US Foodservice stockholders received 1.457 shares of the Company's common stock for each outstanding share of Class A and Class B common stock of US Foodservice. Options and warrants to acquire approximately one million shares of US Foodservice were converted into options and warrants to acquire the Company's common stock on the same basis. The number of shares issued in connection with the merger was approximately 12.9 million. The shares issued have been recorded at $15.40 per share, which represents the closing market price as defined in the merger agreement. The aggregate purchase price was approximately $217 million, which includes acquisition costs. In addition, all outstanding shares of US Foodservice $15 cumulative redeemable exchangeable preferred stock were purchased by the Company for $26.6 million.

     The merger was accounted for as a purchase and, accordingly, US Foodservice's results are included in the consolidated financial statements from the date of acquisition. The aggregate purchase price was allocated to the assets and liabilities of US Foodservice based upon the respective fair values, and the excess of the purchase price over the fair value of net assets acquired (approximately $409 million) was recorded as goodwill.

     In connection with the merger, the Company entered into a new bank credit facility with a syndicate of financial institutions providing for loans and other credit facilities equal to $485 million (see Note Five). The Company also entered into a $110 million standalone revolving receivables securitization facility, as discussed in Note Ten. The initial net proceeds of the new credit facility and the receivables securitization were used to refinance and pay off existing bank debt and certain other indebtedness of the Company, refinance substantially all of US Foodservice's outstanding debt, repurchase US Foodservice's preferred stock, provide financing for the Company's ongoing working capital needs and pay related fees and expenses.

     On February 21, 1995, the Company acquired substantially all of the assets of Continental Foods, Inc., a privately owned Maryland corporation. Continental is a regional, full line institutional foodservice distributor. The acquisition was accounted for as a purchase and, accordingly, Continental's results are included in the consolidated financial statements from the date of acquisition. The aggregate purchase price was approximately $27.0 million, which includes costs of acquisition. The purchase price, which was financed through available cash resources and issuance of a promissory note, has been allocated to the net assets acquired, based upon the respective fair values. The excess of the purchase price over the net assets acquired approximated $21.2 million.

     On November 1, 1995, the Company acquired substantially all of the assets of H&O Foods, Inc., a privately owned Nevada corporation. H&O is a regional, institutional distributor. The acquisition was

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE TWO-ACQUISITIONS (CONTINUED)

accounted for as a purchase and, accordingly, H&O's results are included in the consolidated financial statements from the date of acquisition. The aggregate purchase price was approximately $29.6 million, which includes the costs of acquisition. The consideration, which included the issuance of unsecured promissory notes totaling $24.8 million and the Company's assumption of certain H&O liabilities, has been allocated to the net assets acquired based upon the respective fair values. The excess of the purchase price over the net assets acquired approximated $18.4 million.

     In connection with the above acquisitions, liabilities were assumed as follows:

                                          US FOODSERVICE    CONTINENTAL      H&O
                                         -----------------  ------------  ---------
                                                       (IN THOUSANDS)
        Fair value of assets acquired....     $ 707,491        $ 39,647   $ 39,948
        Unsecured notes issued at
         acquisition date................            --          (2,425)   (24,831)
        Value of shares and options
         issued at acquisition date......      (203,672)             --         --
        Cash paid........................            --         (24,836)    (4,737)
        Liabilities assumed..............      $503,819(a)     $ 12,386   $ 10,380

-----------
(a) Includes assumption of $301.5 million of US Foodservice debt and purchase of $26.6 million of the US Foodservice $15 cumulative redeemable exchangeable preferred stock.

     The following unaudited pro forma consolidated results of operations have been prepared as if the acquisitions of US Foodservice, Continental and H&O had occurred as of the beginning of the period of acquisition and the period preceding such acquisition:

                                  TRANSITION PERIOD   FISCAL 1996  FISCAL 1996
                                  -----------------   -----------  -----------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.........................     $621,159        $3,553,180   $1,772,425
Income (loss) from continuing
 operations.......................      (62,364)          (14,316)      10,247
Earnings (loss) per share from
 continuing operations............     $  (2.23)       $    (0.51)  $     0.69

     The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the periods presented, nor do they purport to be indicative of the results that will be obtained in the future.

NOTE THREE-SFAS 121 ACCOUNTING CHANGE

     In the fourth quarter of fiscal 1996, the Company adopted SFAS No. 121- "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events or changes in circumstances indicate an asset may not be recoverable, a company must estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of such expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is required to be recognized in an amount by which the asset's net book value exceeds its fair market value. For purposes of assessing impairment under this

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE THREE-SFAS 121 ACCOUNTING CHANGE(CONTINUED)

standard, assets are required to be grouped at the lowest level for which there are separately identifiable cash flows.

     To comply with this standard, the Company identified all long-lived assets where there had been, or was expected to be, a change in use in the recent past or foreseeable future which could affect the recoverability of such long-lived assets. As of the fourth quarter of fiscal 1996 the Company had recently relocated or closed certain of its distribution centers. If future undiscounted cash flows estimated to be derived from such assets indicated an impairment existed, the Company recognized an impairment loss for the amount by which the estimated net book values of the assets exceeded their estimated fair values. The fair values estimated by the Company were determined by using the present value of expected future cash flows and/or market evaluations by qualified real estate brokers in the related cities. The adoption of this accounting standard resulted in the Company recording a pre-tax charge of $29.7 million and was principally reflected as a reduction in the net carrying value of land, buildings and improvements.

NOTE FOUR-RESTRUCTURING COSTS

     In connection with the US Foodservice merger, the Company recorded a restructuring charge of $57.6 million ($35.7 million after tax) in the transition period. Approximately $10.7 million related to severance and termination benefit costs, $20.2 million related to lease related costs and $26.7 million related to other exit costs, including the closure of duplicate facilities and other integration activities. During the 1997 fiscal year and the transition period, the Company charged $27.7 million and $0.4 million against the restructuring liability, respectively, for such costs incurred. These charges included $4.5 million related to severance and termination benefit costs, $2.7 million for lease related costs and $20.9 million related to the closure of duplicate facilities and other related exit costs (including $8.0 million of non-cash asset writeoffs). Related restructuring activities are substantially complete with respect to the consolidation and closing of facilities as of June 28, 1997. The remaining liability at June 28, 1997 is approximately $25.5 million consisting of $2.2 million for severance benefits, $17.5 million for lease commitments and $5.8 million for other exit costs. Approximately $9.0 million is expected to be paid in fiscal 1998 with the remaining cash outlays estimated to be paid in subsequent years (primarily related to non-cancelable operating lease commitments). During the fourth quarter of fiscal 1997, $4.0 million of the restructuring liability was reversed into income, upon the determination that such liability was no longer required.

     During fiscal 1993, the Company recorded a restructuring charge of $31.0 million or, on an after tax basis, $19.5 million or $1.34 per share. This charge was established to provide for a business reorganization which included facility closures, relocation and consolidation of distribution centers into more efficient facilities including severance costs, elimination of redundancies between the Company's two principal operating divisions at the time, workforce reductions and write down of facilities to their estimated net realizable value. In fiscal 1995 and fiscal 1996, the Company aggressively continued its plan to close and consolidate its under-performing distribution centers and sublease space in those centers with excess capacity. Additionally, severance and relocation costs were paid in connection with the consolidation, relocation and downsizing of distribution centers. These payments totaled $3.3 million in 1996. In October 1995, the Company concluded this restructuring plan and credited the remaining unutilized restructuring reserve of $6.4 million into income.

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE FIVE-LONG-TERM DEBT AND BORROWING ARRANGEMENTS

     Borrowings of the Company as of June 28, 1997 and April 27, 1996 are summarized as follows:

                                                        1997      1996
                                                      --------  --------
                                                        (IN THOUSANDS)
8-7/8% Senior Subordinated Notes due in 2003,
 net of unamortized discount of $713 in 1997
 and $843 in 1996.................................... $129,287  $129,157
Bank credit revolver.................................        -    94,000
Notes payable........................................        -    24,572
Mortgage notes.......................................        -     1,060
Term Loan A..........................................  146,250         -
Term Loan B..........................................  124,250         -
Term Loan C..........................................   59,625         -
La Mirada Bond offering..............................   25,900         -
H&O Note payable.....................................    3,595         -
Capital lease obligations............................   14,871         -
Other................................................    1,724         -
                                                      --------  --------
Total debt...........................................  505,502   248,789
Less-current portion.................................   18,771   113,708
                                                      --------  --------
Long-term debt, less current portion................. $486,731  $135,081
                                                      ========  ========


     In conjunction with the merger with US Foodservice (see Note Two), the Company entered into a new credit facility (New Credit Facility). The New Credit Facility provided $485 million of financing comprised of three term loan facilities, Tranche A, Tranche B and Tranche C ($335 million in aggregate) and a $150 million revolving credit facility (the "Revolver"). The initial term loans had the following principal amounts: $150 million for the Tranche A Term Loan, $125 million for the Tranche B Term Loan and $60 million for the Tranche C Term Loan. The amount available under the Revolver includes a letter of credit sublimit of $45 million. Under the New Credit Facility, substantially all of the Company's assets have been pledged. The notes bear interest based upon the bank's reference rate or LIBOR plus 2.5% for Tranche A, LIBOR plus 3.0% for Tranche B and LIBOR plus 3.25% for Tranche C, at the option of the Company. There was no outstanding balance under the Revolver at June 28, 1997. Part of the proceeds were used to pay off the balance outstanding on the Company's existing bank credit agreement and other outstanding debt.

     As part of the above financing the Company agreed to enter into interest rate protection agreements for a period of three years to insure that the weighted average interest rate on at least 50 percent of the variable rate debt will not exceed 9.5%. Three collars and one cap were purchased to fix the rate on $400 million of variable rate debt at an interest rate no higher than 9.5%. The cost of these instruments is being amortized over the three year term.

     Outstanding borrowings during fiscal 1997 and the transition period were LIBOR based. LIBOR ranged from 5.5% to 5.9% during fiscal 1997 and during the transition period. The Tranche A Term Loan, Tranche B Term Loan, Tranche C Term Loan and the Revolver will mature on October 31, 2001, October 31, 2002, April 30, 2003 and October 31, 2001, respectively.

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE FIVE-LONG-TERM DEBT AND BORROWING ARRANGEMENTS (CONTINUED)

     Covenants and other restrictions contained in the New Credit Facility require the Company to meet certain financial tests and restrict its ability to borrow additional funds, make capital expenditures, dispose of assets and pay cash dividends.

     In November 1996 the Company entered into a loan agreement with the La Mirada Industrial Development Authority ("La Mirada IDA") for $25.9 million under which La Mirada IDA issued Taxable Variable/Fixed Rate Demand Industrial Development Revenue Bonds, the proceeds of which were used to finance a portion of the costs of the La Mirada Distribution Center. The bonds are secured by a letter of credit issued on behalf of the Company by a commercial bank that holds a lien against the La Mirada facility. The bonds will mature on December 1, 2026 and from time to time bear and pay interest under Daily, Weekly, Commercial Paper or Long-Term Interest Rate modes at the election of the Company. Interest rates on this facility approximated LIBOR plus 210 basis points during fiscal 1997.

     In November 1993, the Company issued $130 million principal amount of 8-7/8% Senior Subordinated Notes (the 8-7/8% Notes") due November 1,
2003 with interest payable semiannually commencing May 1, 1994. The 8-7/8% Notes were sold at a discount for an aggregate price of $128.9 million. Provisions of the 8-7/8% Notes include, without limitation, restrictions on liens, indebtedness, asset sales, and dividends and other restricted payments. The 8-7/8% Notes are redeemable at the option of the Company, in whole or in part, at 104.44% of their principal amount beginning November 1998, and thereafter at prices declining annually to 100% on and after November 2001. In addition, upon the occurrence of an event that constitutes a Change of Control (as defined in the indenture for such notes), each holder of the 8-7/8%
Notes may require the Company to repurchase all or a portion of such holder's 8-7/8% Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of the repurchase. The 8-7/8% Notes are not subject to any sinking fund requirements.

     In connection with the acquisition of H&O Foods (see Note Two), the Company has an outstanding note due November 1, 1997. Interest is paid on the note at the rate of seventy-five (75) basis points per annum above the LIBOR rate.

     Scheduled aggregate annual payments of long-term debt, excluding capital leases (see Note Six) (in thousands), as of June 28, 1997 are $17,898 for 1998, $24,168 for 1999, $34,145 for 2000, $44,153 for 2001, $37,912 for 2002 and
$332,355 thereafter.

     Based on the borrowing rates currently available to the Company for debt with similar terms and maturities, the fair value of its fixed rate debt is $129.4 million as of June 28, 1997. The carrying value of the Company's variable rate debt approximates fair value.

NOTE SIX-LEASE ARRANGEMENTS

     The Company leases a substantial portion of its office and warehouse facilities, as well as transportation vehicles at certain facilities, under long-term operating leases. Rental expense under operating leases

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE SIX-LEASE ARRANGEMENTS (CONTINUED)

for fiscal 1997, the transition period, fiscal 1996 and fiscal 1995 was $42,821,000, $6,222,000, $28,821,000, and $23,714,000, respectively. The approximate minimum future rentals are payable as follows:

FISCAL YEAR                                 CAPITAL  OPERATING
-----------                                  -------  ---------
                                               (IN THOUSANDS)

1998........................................ $ 2,792   $ 30,354
1999........................................   2,335     26,971
2000........................................   2,318     24,427
2001........................................   2,318     21,042
2002........................................   2,234     18,092
Thereafter..................................  36,946     37,182
                                             -------   --------
Total.......................................  48,943   $158,068
                                                       ========

Less interest..............................   34,072
                                             -------
Present value of minimum lease payments....  $14,871
                                             =======

NOTE SEVEN-INCOME TAXES

     The provision (benefit) for income taxes consists of the following (amounts in thousands):

                                     FISCAL   TRANSITION    FISCAL    FISCAL
                                     1997       PERIOD       1996     1995
                                    --------  -----------  ---------  ------

CURRENT TAXES:
Federal............................ $(2,190)    $   (550)  $ (5,816)  $3,851
State..............................     993       (1,619)       381    1,395
                                    -------   ----------   --------   ------
                                    $(1,197)    $ (2,169)  $ (5,435)  $5,246
DEFERRED TAXES:
Federal............................ $12,295     $(31,645)  $ (5,052)  $  821
State..............................  (1,190)      (2,381)      (552)     183
                                    -------   ----------   --------   ------
                                     11,105      (34,026)    (5,604)   1,004
                                    -------   ----------   --------   ------
Provision (benefit) for
 income taxes...................... $ 9,908     $(36,195)  $(11,039)  $6,250
                                    =======   ==========   ========   ======




                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE SEVEN-INCOME TAXES (CONTINUED)

     Deferred tax assets (liabilities) are comprised of the following:

                                     JUNE 28,   APRIL 27,
                                       1997       1996
                                     --------   ---------
                                        (IN THOUSANDS)
Loss carryforwards.................. $ 25,474     $   569
Restructuring reserves..............   10,206           -
SFAS 121 write-down.................   12,177      12,177
Allowance for bad debts.............    5,199       1,253
Capital leases......................    4,331           -
Accrued pension.....................    4,105       2,717
Self insurance reserves.............    1,759       2,533
Accrued vacation....................    1,061       1,150
Discontinued operations.............        -       1,340
Other...............................    8,067         995
Valuation allowance.................   (1,398)     (1,460)
                                     --------     -------
Total deferred tax assets...........   70,981      21,274
                                     --------     -------
Depreciation........................  (23,304)     (6,785)
Other...............................   (1,543)     (2,397)
                                     --------     -------
Total deferred tax liabilities......  (24,847)     (9,182)
                                     --------     -------
Net deferred tax assets............. $ 46,134     $12,092
                                     ========     =======


     Reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:


                                   FISCAL   TRANSITION  FISCAL    FISCAL
                                    1997      PERIOD     1996      1995
                                   ------   ----------  ------    ------
Statutory federal income tax......   34.0%     (35.0)%   (35.0)%    35.0%
State income taxes, net of
 federal income taxes.............    1.9       (5.5)     (6.9)      4.2
Recording (reversal) of
 valuation allowance..............  (10.8)       2.2       3.3      (0.7)
Goodwill amortization.............   12.6        0.8       1.1       1.5
Other.............................    0.5       (0.1)     (2.5)        -
                                   ------   --------    ------    ------
Effective tax rate................   38.2%     (37.6)%   (40.0)%    40.0%
                                   ======   ========    ======    ======



     During the fourth quarter of fiscal 1997, the Company recorded a reduction in the valuation allowance of $2.8 million based on an analysis of expected combined operating results including US Foodservice. Management believes it is more likely than not that the deferred tax assets as of June 28, 1997, including net operating loss carryforwards, will be realizable through the combination of future taxable earnings, the corresponding realization of net operating loss carryforwards, alternative tax planning strategies and the reversal of existing taxable temporary differences.

     The amount of cumulative federal net operating loss carryforwards as of June 28, 1997 is $53,270,000 with expiration dates through fiscal 2011. Included in this total are net operating losses incurred prior to the US Foodservice merger. The use of pre-merger net operating losses is subject to certain limitations imposed by the Internal Revenue Code. The Company does not anticipate these limitations will impact

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE SEVEN-INCOME TAXES (CONTINUED)

utilization of the carryforwards prior to their expiration date. Various subsidiaries have state net operating loss carryforwards of $143,229,000 with expiration dates through fiscal 2011.

NOTE EIGHT-STOCK OPTION AND COMPENSATION PLANS

1995 Rykoff-Sexton Key Employees Stock Option and Compensation Plan (the "1995 Plan")

     The 1995 Plan authorizes the issuance of up to 400,000 shares of common stock through various stock incentives to executive officers of the Company, including options, stock appreciation rights (SAR's), stock awards, restricted stock, performance shares and cash awards. Stock options allow for the purchase of common stock at prices determined by the Stock Option Committee (the "Committee") except for incentive stock options, which must be purchased at prices not less than the fair market value at the date of grant. These options expire 10 years from the date of grant and are exercisable as defined by the Stock Option Committee.

1993 US Foodservice Stock Option Plan (the "1993 US Foodservice Plan")

     This plan was amended subsequent to the US Foodservice acquisition. Under the terms of the amended plan, 319,700 options have been authorized for grant to officers and certain employees of US Foodservice. At the time of the merger, there were 316,793 equivalent Rykoff-Sexton options granted and outstanding under this plan. There have been no additional awards under this plan in fiscal 1997. The exercisability of the options under this plan is determined at the time of award by the Committee. As of June 28, 1997, of the remaining 278,846 outstanding options, 229,978 were exercisable. The 48,868 remaining options will be exercisable on January 1, 1998.

1992 US Foodservice Stock Option Plan (the "1992 US Foodservice Plan")

     This plan was also amended in conjunction with the US Foodservice acquisition. Under the terms of the amended plan, 429,100 options have been authorized for grant to the management of US Foodservice. At the time of the merger there were 428,039 equivalent Rykoff-Sexton options granted and outstanding under this plan. No additional awards have been granted. As of June 28, 1997, all of the remaining 310,411 options are exercisable.

1988 Rykoff-Sexton Stock Option Plan (the "1988 Plan")

     The 1988 Plan authorizes the issuance of up to 2,876,470 shares of common stock through various stock incentives to officers and employees, including options, stock appreciation rights, stock awards, restricted stock, performance shares and cash awards. The number of shares authorized was increased in the current year. Stock options allow for the purchase of common stock at prices determined by the Committee except for incentive stock options, which must be purchased at prices not less than the fair market value at the date of grant. These options expire 10 years from the date of grant and are exercisable as defined by the Stock Option Committee.

1988 White Swan Stock Option Plan (the "1988 White Swan Plan")

     White Swan, Inc. ("White Swan") is a subsidiary of US Foodservice. Under the 1988 White Swan Plan, options for the Rykoff-Sexton equivalent shares of 332,513 shares of common stock were authorized and granted to the management of White Swan. The options under this plan became 100% exercisable upon the merger with US Foodservice.

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE EIGHT-STOCK OPTION AND COMPENSATION PLANS (CONTINUED)

1980 Rykoff-Sexton Stock Option Plan and 1993 Director Stock Option Plan (the "1980 Plan" and the "Director Plan")

     The 1980 Plan authorized awards of stock options and stock appreciation rights; options expire 10 years from the date of grant. No further grants may be made under the 1980 Plan. The Company also maintains the Director Plan which authorizes the issuance of up to 125,000 shares of common stock. Under the Director Plan, each director who is not a full-time officer or employee of the Company will receive annually a non-qualified option to purchase 1,000 shares of common stock. Options under the 1993 Director Plan expire 10 years from the date of grant.

     The exercise price of each share granted under options for the plans listed above was not less than 100% of the fair market value per share at the respective grant date. Accordingly, no compensation expense was recorded with respect to these option grants.

SAR's and Restricted Stock Grants

     SAR's, which may be issued in conjunction with the grant of options under the 1995 Plan, the 1988 Plan and 1980 Plan, permit the optionee to receive shares of stock, cash or a combination of shares and cash. Compensation expense is measured by the difference between the option price and the market value of the stock on the date of exercise. Upon exercise of a SAR, the option is canceled. As of June 28, 1997, there were 10,938 SAR's outstanding. Compensation expense was not significant for any of the periods presented herein.

     Restricted stock grants for 2,000 and 49,600 shares were issued under the 1995 Plan in fiscal years 1997 and 1996, respectively and grants for 6,250 shares were issued under the 1988 Plan in fiscal year 1995. These shares vest either ratably over a four year period or in full, four years from the respective grant dates. Deferred compensation equivalent to the difference between the market value at date of grant and the option price was credited to additional paid-in-capital and is being amortized to compensation expense over the vesting period. The amounts amortized in fiscal 1997, the transition period, fiscal 1996 and fiscal 1995 were $500,000, $66,000, $436,000 and $251,000, respectively.

Other Plans

     The Performance Share Plan authorizes awards of cash or stock, at the election of the Stock Option Committee, to designated key executives based on the attainment of certain financial performance objectives by the Company. In fiscal 1996, 300,000 performance shares were granted, 203,000 shares were granted in the transition period and 50,000 shares were granted in fiscal 1997. No compensation expense has been recorded under this plan as the defined performance criteria have not been attained.

     The Convertible Award Plan entitles certain employees to elect, at the start of the fiscal year, to have a certain portion of their annual bonus paid in the form of Company stock. The price of the stock is based on the Company's closing stock price on a specified date following the date the Company releases its earnings for the prior fiscal year. Individuals electing this option receive a Company match of shares based on the attainment of defined performance levels which then vest ratably over a three year period. Compensation expense for awards under this plan was not significant for any of the periods presented herein.

     The vesting of options and awards under the various plans is subject to acceleration in the event of a change in control (see Note Fourteen).

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE EIGHT-STOCK OPTION AND COMPENSATION PLANS (CONTINUED)

     A summary of stock option activity is presented below.

                                                            WEIGHTED
                                                            AVERAGE
                                               SHARES    EXERCISE PRICE
                                              --------   --------------
1995
Outstanding, beginning of year..............  1,281,237       $22.75
Granted.....................................    333,125       $15.86
Exercised (a)...............................    (50,537)      $14.25
Forfeited, canceled.........................   (426,328)      $13.20
Outstanding, end of year....................  1,137,497       $15.90
Exercisable, end of year....................    649,759       $17.42
Available for grant, end of year............    347,806

1996
Outstanding, beginning of year..............  1,137,497       $15.90
Granted.....................................    142,250       $17.98
Exercised (a)...............................   (133,000)      $15.11
Forfeited, canceled.........................    (33,572)      $14.96
Outstanding, end of year....................  1,113,175       $16.26
Exercisable, end of year....................    704,553       $16.86
Available for grant, end of year............    214,514

TRANSITION PERIOD
Outstanding, beginning of year..............  1,113,175       $16.26
Granted (c).................................  1,495,595       $11.89
Exercised (a)...............................     (4,802)      $ 3.72
Forfeited, canceled.........................    (84,663)      $16.40
Outstanding, end of year....................  2,519,305       $13.69
Exercisable, end of year....................  1,489,399       $13.77
Available for grant, end of period..........  1,319,649

1997
Outstanding, beginning of year..............  2,519,305       $13.69
Granted.....................................     19,400       $16.34
Exercised (a)...............................   (289,060)      $ 9.47
Forfeited, canceled.........................    (56,274)      $14.04
Outstanding, end of year (b)................  2,193,371       $14.25
Exercisable, end of year....................  1,717,738       $14.09
Available for grant, end of year............    954,915

-----------

(a) Options were exercised at prices ranging from $0.10 to $15.77 during fiscal 1997; from $0.10 to $12.90 during the transition period; from $0.80 to $19.76 in fiscal 1996; and $0.80 to $19.25 in fiscal 1995.

(b) For outstanding options at June 29, 1997, option prices ranged from $0.10 to $24.00. The expiration date for these options ranged from September 1997 to May 2007.

(c) Includes the issuance of 1,077,345 equivalent options associated with the US Foodservice merger under the 1993 US Foodservice, 1992 US Foodservice and the 1988 White Swan Plans.

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE EIGHT-STOCK OPTION AND COMPENSATION PLANS (CONTINUED)

     During fiscal 1997, the Company adopted SFAS 123, the new stock-based compensation accounting standard. As provided for in the statement, the Company elected to continue the intrinsic-value method of expense recognition. If compensation expense for these plans had been determined using the fair value method prescribed by SFAS 123, the pro forma net income and earnings (loss) per share in fiscal 1997, the transition period and fiscal 1996 would have been approximately $15,600,000 and $0.54; $(60,400,000) and $(2.52); and
$(16,800,000) and $(1.12), respectively.

     The pro forma effect on results may not be representative of the impact in future years because the fair-value method was not applied to options granted before fiscal 1996.

NOTE NINE-PENSION AND PROFIT SHARING PLANS

     The Company maintains non-contributory pension plans for its salaried, commissioned and certain of its hourly employees. Under the plans, the Company is required to make annual contributions that are determined by the plans' consulting actuary, using participant data that is supplied by the Company. It is the Company's policy to fund pension costs currently. Pension benefits are based on length of service and either a percentage of final average annual compensation or a dollar amount for each year of service.

     The Company also assumed a frozen defined benefit plan related to White Swan in the US Foodservice merger.

     Net pension expense for fiscal 1997, the transition period, fiscal 1996 and fiscal 1995 are included in the following components:

                                                                  TRANSITION
                                                           1997     PERIOD    1996     1995
                                                         -------- ---------- -------  -------
                                                                     (IN THOUSANDS)
Service cost-benefits earned during the period........   $  4,824    $ 732   $ 3,489  $ 3,339
Interest cost on projected benefit obligation.........      5,692      784     4,133    4,037
Actual return on plan assets..........................    (13,812)     (97)   (5,055)  (4,886)

 Net amortization and deferral........................      7,520     (746)     (149)     (71)
                                                         --------    -----   -------  -------
 Net pension expense..................................   $  4,224    $ 673   $ 2,418  $ 2,419
                                                         ========    =====   =======  =======


                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE NINE-PENSION AND PROFIT SHARING PLANS (CONTINUED)

     The following table reconciles the pension plans' funded status to accrued expense as of June 28, 1997 and April 27, 1996.

                                                           1997     1996
                                                         -------   -------
                                                          (IN THOUSANDS)
Market value of plan assets in equities and bonds....   $ 83,803   $61,886
                                                        --------   -------

Actuarial present value of accumulated benefits:
   Vested............................................     64,851    49,307
   Non-vested........................................      4,071     3,235
Additional benefits based on estimated future
 salary levels.......................................      7,151     9,809
                                                        --------   -------
Projected benefit obligation.........................     76,073    62,351
                                                        --------   -------
Plan assets more (less) than projected
 benefit obligation..................................      7,730      (465)
Unrecognized net obligation to be amortized
 over 10 years.......................................      2,673     3,497
Unrecognized net (gain)..............................    (23,101)   (9,659)
                                                        --------   -------
Accrued pension liability............................   $(12,698)  $(6,627)
                                                        ========   =======

     The weighted average discount rate was 8.10% and 7.75%, the expected long-term rate of return on plan assets was 9.6% and 9.5% and the rate of increase in future compensation levels was 3% and 4% as of June 28, 1997 and April 27, 1996, respectively.

     The Company has supplemental retirement plans for certain executives and certain other employees, which provide enhanced retirement and disability benefits for these participants. The expense and liabilities associated with these plans are reflected in the net pension expense and accrued pension liability reconciliation shown in the above tables.

     For collectively bargained, multi-employer pension plans, contributions are made in accordance with negotiated labor contracts and generally are based on the number of hours worked. With the passage of the Multi-Employer Pension Plan Amendments Act of 1980 (the "Act"), the Company may, under certain circumstances, become subject to liabilities in excess of contributions made under collective bargaining agreements. Generally, these liabilities are contingent upon the termination, withdrawal, or partial withdrawal from these plans which would result in any material liability. The amount of accumulated benefits and net assets of such plans is not currently available to the Company. Total contributions charged to expense under these plans were $5,981,000, $6,130,000 and $5,786,000 for the fiscal years 1997, 1996 and 1995, respectively. Related contributions for the transition period were $1,064,000.

     The Company provides postretirement health care benefits to certain former salaried employees of Biggers Brothers, Inc., a wholly owned subsidiary of US Foodservice, who retired prior to November 1, 1990. Such benefits are not provided to subsequent retirees or any current employees of the Company. In accordance with SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"), the present value of future benefits to be paid to eligible retirees amounted to $762,000 at June 28, 1997 and is included in other noncurrent liabilities in the accompanying consolidated balance sheets. As the obligation for these benefits is unfunded, the interest component of this expense will be recognized in future periods. The postretirement benefit expense was not significant in fiscal 1997.

     The Company sponsors two defined contribution plans (including one plan assumed in connection with the US Foodservice merger) under Section 401(k) of the Internal Revenue Code for employees

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE NINE-PENSION AND PROFIT SHARING PLANS (CONTINUED)

meeting certain age and service requirements. The Company matches contributions of participating employees in these plans on the basis of established percentages as specified in each of the respective plans. Employer contributions were $2.1 million in fiscal 1997 and $0.2 million in the transition period. Contributions in fiscal 1996 and 1995 were not significant.

NOTE TEN-RECEIVABLES SECURITIZATION FACILITY

     The Company is party to a $200 million accounts receivable revolving securitization facility. Through November 1996, this facility consisted of a stand-alone $110 million Rykoff-Sexton revolving receivables securitization facility (entered into in conjunction with the US Foodservice merger; see Note
Two) and a $90 million US Foodservice revolving receivables securitization facility (in existence at the time of the merger). In November 1996, the two facilities were replaced by the new $200 million revolving facility. The securitization involves a two step transfer: the sale of the receivables to a bankruptcy remote wholly owned subsidiary and the subsequent sale of the receivables to a master trust. The master trust sells certificates of beneficial ownership to third parties.

     All customer accounts receivable of the participating operating divisions are sold to the trust and the Company acquires a participation interest in the trust equal to the amount in excess of the $200 million third party interest ($101.3 million at June 28, 1997). This amount is included in accounts receivable in the accompanying consolidated balance sheets.

     The Company is required to maintain a minimum participation interest as calculated ($37.7 million at June 28, 1997) to serve as collateral for this facility.

     Other expenses of $13.1 million and $9.9 million in fiscal 1997 and the transition period, respectively, related to charges incurred in connection with this securitization program.

     The transfer of receivables to the master trust qualified as a sale transaction in accordance with SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse" ("SFAS 77") through December 31, 1996.

     Effective January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125") for receivables sold into the facility after December 31, 1996 and sale accounting treatment continues to be appropriate under this new pronouncement.

NOTE ELEVEN-COMMITMENTS AND CONTINGENCIES

     The Company has change in control agreements with various officers which provide, among other things, that if, within two years after a change in control (as defined), the Company terminates the employment of the officer, other than for death, disability, or cause, or with respect to the Chief Executive Officer, for any or no reason (other than death) or if the officer elects to terminate his employment for good reason (as defined), or with respect to the Chief Executive Officer, for any or no reason, the officer will receive 2.99 times the sum of the officer's base salary plus the amount that would otherwise be earned under any executive compensation plan (see Note Eight).

     The Company has severance agreements with various officers which provide, among other things, that if, within the three-year term of the agreements (with automatic one-year renewal unless either party gives advance notice to the contrary), the Company involuntarily terminates the officer, other than for death,

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE ELEVEN-COMMITMENTS AND CONTINGENCIES (CONTINUED)

disability or cause (as defined), or if the officer elects to terminate his employment after a reduction in base pay (other than a general reduction) or notice of the non-renewal of the agreement, the officer will receive certain termination benefits. Such termination benefits include salary and welfare benefit continuation for two years, bonus (based on actual performance results during the applicable performance period and calculated as though the officer has remained employed throughout such applicable performance period, but prorated to reflect the period of the officer's actual service), full vesting in any stock options and in each individual's Supplemental Executive Retirement Plan and crediting of benefits under the Company's Deferred Compensation Plan at a preferred rate. Any termination payments made to an officer under a severance agreement will generally be offset by any payments made under such officer's employment agreement or change in control agreement.

     During the fourth quarter of fiscal 1997, the employment of two senior executives was terminated and the present value of severance compensation and related benefits, aggregating $4 million, was expensed.

     The Company or its subsidiaries are defendants in a number of cases currently in litigation or have potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolution of these matters, individually or in the aggregate, will not have a material effect on the Company's consolidated financial position or results of operations.

     The Company utilizes standby letters of credit to satisfy worker's compensation self-insurance security deposit requirements. These letters of credit are irrevocable and have one-year renewable terms. Outstanding standby letters of credit as of June 28, 1997 and April 27, 1996 were $27.3 million and $17.1 million, respectively. Additionally, the Company had outstanding irrevocable commercial letters of credit of $1.2 million and $4.0 million as of June 28, 1997 and April 27, 1996, respectively. These letters of credit, which are payable at sight, collateralize the Company's obligations to third parties for the purchase of inventory. The contract amounts of these letters of credit approximate their fair value.

     As of June 28, 1997, certain of the Company's subsidiaries have a purchase agreement with a food vendor requiring a minimum level of purchases over a six year period through 2001. The Company is required under these agreements to pay a penalty of up to $3.8 million if the minimum purchase requirements are not satisfied.

NOTE TWELVE-PREFERRED STOCK PURCHASE RIGHTS

     Each outstanding share of common stock is accompanied by 0.64 preferred share purchase rights to purchase Series A Junior Participating Preferred Stock. As of June 28, 1997, there were 17,929,155 rights outstanding. Each right entitles the holder to purchase a unit consisting of one two-hundredth of a share of Series A Junior Participating Preferred Stock, $.10 par value, at $100 per unit, subject to adjustment. The rights are not exercisable or transferable apart from the common stock until 10 days after a person or group, with certain exceptions, has acquired 15 percent or more, or makes a tender offer for 30 percent or more, of the Company's common stock. Each right will entitle the holder, under certain circumstances (a merger, acquisition of 15 percent or more of common stock of the Company by an acquiring entity, self-dealing transactions by an acquiring entity, or sale of 50 percent or more of the Company's assets or earning power), to acquire at half the value, either common stock of the Company, a combination of certain assets, or securities of the Company, or common stock of the acquiring entity. Any such event would also result in any rights owned beneficially by the acquiring entity or its affiliates to become null and void. The rights expire May 15, 2006 and are redeemable prior to the time an acquiring entity acquires

                      RYKOFF-SEXTON, INC. AND SUBSIDIARIES

NOTE TWELVE-PREFERRED STOCK PURCHASE RIGHTS (CONTINUED)

15 percent or more of the Company's common stock at one cent per right. At June 28, 1997, 125,000 shares of Series A Junior Participating Preferred Stock were authorized but unissued and were reserved for issuance upon exercise of the rights.

NOTE THIRTEEN-QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The unaudited results of operations by quarter for fiscal 1997 and fiscal 1996 are summarized below:

                                          FIRST    SECOND     THIRD    FOURTH
                                        --------  --------  --------  --------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
1997
Net Sales...........................    $904,827  $882,381  $831,272  $859,013
Cost of sales.......................     727,440   701,800   658,981   681,888
Net income..........................       2,046     3,917     4,009     6,066*
                                        --------  --------  --------  --------
Earnings per share..................    $   0.07  $   0.14  $   0.14  $   0.21*
                                        ========  ========  ========  ========

-----------

*    Includes adjustment to income tax valuation allowance (see Note Seven).

                                          FIRST    SECOND     THIRD    FOURTH
                                        --------  --------  --------  --------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
1996
Net Sales............................   $421,771  $440,545  $452,379  $474,783
Cost of sales........................    324,540   339,745   351,406   371,608
Net income (loss)....................      2,645     2,877       544   (22,846)**
                                        --------  --------  --------  --------
Earnings (loss) per share............   $   0.18  $   0.19  $   0.04  $  (1.53)**
                                        ========  ========  ========  ========

-----------

**    Includes asset impairment loss (see Note Three).

NOTE FOURTEEN-SUBSEQUENT EVENT

     On June 30, 1997, JP Foodservice, Inc. ("JP") of Columbia, Maryland, and the Company announced the signing of a definitive merger agreement under which the Company will be merged with a wholly-owned subsidiary of JP. Under the terms of the agreement, which was unanimously approved by the boards of directors of both companies, JP and the Company will merge into a wholly owned subsidiary of JP in an exchange of stock in which the Company's shareholders will receive 0.84 of a share of JP common stock for each share of the Company's common stock held. The transaction is expected to be accounted for using the pooling-of-interests method and is intended to qualify as a tax-free reorganization. Completion of the transaction is subject to shareholder and regulatory approval, and other customary closing conditions, and is expected to occur before the end of calendar 1997.

NOTE FIFTEEN-SUPPLEMENTAL FINANCIAL INFORMATION

     The following represents summarized combined financial information of the guarantor subsidiaries of the 8 7/8% Notes (see Note Five).

                                                                AS OF
                     FISCAL 1997                            JUNE 28, 1997
                     -----------                            -------------
                   (in thousands)                           (in thousands)
Net sales             $2,669,878       Current assets            $208,276
Cost of sales          2,163,408       Noncurrent assets          610,936
Net income                 3,218       Current liabilities        274,625
                                       Noncurrent liabilities     495,467

                     RYKOFF-SEXTON, INC. AND SUBSIDIARIES


Financial Statements

  Condensed Consolidated Balance Sheets
   September 27, 1997 and June 28, 1997.................................  F-26

  Condensed Consolidated Statements of Operations
   Thirteen Weeks ended September 27, 1997 and
   September 28, 1996...................................................  F-27

  Condensed Consolidated Statements of Cash Flows
   Thirteen Weeks ended September 27, 1997 and
   September 28, 1996...................................................  F-28

  Notes to Condensed Consolidated Financial
   Statements...........................................................  F-29

                              RYKOFF-SEXTON, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Amounts in Thousands)


                                    ASSETS

                                                               September 27,      June 28,
                                                                   1997             1997
                                                                (Unaudited)
                                                                ------------     ------------
Current assets:
     Cash and cash equivalents                                  $    47,133      $    63,293
     Accounts receivable, net                                       161,371          122,963
     Inventories                                                    228,668          210,547
     Prepaid expenses                                                23,171           19,755
     Deferred income taxes                                           18,998           24,797
                                                                ------------     ------------
          Total current assets                                      479,341          441,355
                                                                ------------     ------------
Property, plant and equipment, net                                  314,699          296,012
Goodwill, net                                                       434,563          437,361
Deferred income taxes, net                                           27,805           21,337
Other assets, net                                                    20,998           22,957
                                                                ------------     ------------
          Total assets                                          $ 1,277,406      $ 1,219,022
                                                                ------------     ------------
                                                                ------------     ------------
                   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                            $  271,728       $  231,791
     Accrued compensation                                            19,333           20,815
     Accrued liabilities                                             77,165           85,556
     Current portion of long-term debt and capitalized leases        21,672           18,771
                                                                ------------     ------------
          Total current liabilities                                 389,898          356,933
                                                                ------------     ------------
Long-term debt and capitalized leases, less current portion         498,662          486,731
                                                                ------------     ------------
Other long-term liabilities                                          20,655           21,185
                                                                ------------     ------------
Shareholders' equity:
     Preferred Stock                                                     --               --
     Common stock, at stated value                                    2,891            2,829
     Additional paid-in capital                                     311,782          300,757
     Retained earnings                                               56,533           53,685
                                                                ------------     ------------
                                                                    371,206          357,271
                                                                ------------     ------------

     Less: treasury stock, at cost                                    3,015            3,098
                                                                ------------     ------------
     Total shareholders' equity                                     368,191          354,173
                                                                ------------     ------------
     Total liabilities and shareholders' equity                 $ 1,277,406      $ 1,219,022
                                                                ------------     ------------
                                                                ------------     ------------

    See accompanying notes to condensed consolidated financial statements.

                              RYKOFF-SEXTON, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Amounts in Thousands Except Per Share Amounts)
                                  (Unaudited)

                                                           Thirteen Weeks Ended
                                                       ------------------------------
                                                       September 27,    September 28,
                                                           1997             1996
                                                       -------------    -------------
   Net sales                                           $     870,938    $     904,827

   Cost of sales                                             696,839          727,440
                                                       -------------    -------------
   Gross profit                                              174,099          177,387

   Warehouse, selling, delivery and general and
   administrative expenses                                   150,272          155,928

   Executive severance compensation                            1,100               --

   Amortization of goodwill and other intangibles              2,906            2,933
                                                       -------------    -------------
   Income from operations                                     19,821           18,526

   Interest expense, net                                      11,515           11,272

   Other expenses                                              3,013            3,137
                                                       -------------    -------------
   Income before provision for income taxes                    5,293            4,117

   Provision for income taxes                                  2,445            2,071
                                                       -------------    -------------
   Net income                                          $       2,848    $       2,046
                                                       -------------    -------------
                                                       -------------    -------------
   Weighted average number of shares of
   common stock and equivalents outstanding                   29,217           28,051
                                                       -------------    -------------
                                                       -------------    -------------
   Net income per share                                $        0.10    $        0.07
                                                       -------------    -------------
                                                       -------------    -------------
   Cash dividends per share                            $          --    $        0.03
                                                       -------------    -------------
                                                       -------------    -------------

    See accompanying notes to condensed consolidated financial statements.

                              RYKOFF-SEXTON, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Amounts in Thousands)
                                  (Unaudited)


                                                                        Thirteen Weeks Ended
                                                               ----------------------------------------
                                                               September 27, 1997    September 28, 1996
                                                               ------------------    ------------------
Cash flows from operating activities--
     Net income                                                $           2,848     $           2,046
     Adjustments to reconcile net income to net
      cash provided by (used in) operating activities --
     Depreciation and amortization                                        11,023                10,939
     (Gain) loss on sale of property, plant and equipment                    102                (1,196)
     Deferred income taxes                                                 2,142                 2,154
     Changes in assets and liabilities:
          (Increase) in receivables                                      (38,408)              (32,937)
          (Increase) in inventories                                      (18,121)              (11,974)
          (Increase) decrease in prepaid expenses and
           other assets                                                   (2,835)                3,184
          Increase in accounts payable
           and accrued and other liabilities                              29,507                44,054
                                                               ------------------    ------------------
Net cash provided by (used in) operating activities                      (13,742)               16,230
                                                               ------------------    ------------------
Cash flows from investing activities --
     Capital expenditures                                                (24,906)               (7,092)
     Proceeds from disposal of property, plant and
      equipment                                                              745                 3,682
                                                               ------------------    ------------------
Net cash used in investing activities                                    (24,161)               (3,410)
                                                               ------------------    ------------------
Cash flows from financing activities--
     Principal payments of long-term debt and capitalized
      lease obligations                                                   (1,854)                 (386)
     Increase under revolving credit line                                 15,000                15,000
     Issuance of common stock (stock options)                              8,597                   619
     Dividends paid                                                           --                  (832)
                                                               ------------------    ------------------
Net cash provided by financing activities                                 21,743                14,401
                                                               ------------------    ------------------
Net increase (decrease) in cash and cash equivalents                     (16,160)               27,221
Cash and cash equivalents at beginning of period                          63,293                22,045
                                                               ------------------    ------------------
Cash and cash equivalents at end of period                     $          47,133     $          49,266
                                                               ------------------    ------------------
                                                               ------------------    ------------------
Supplemental disclosures of cash flow information --
     Cash paid (refunds) during the period for:
     Interest, net                                             $            8,511    $           8,148
     Income taxes, net                                                        265               (2,481)
                                                               ------------------    ------------------
                                                               ------------------    ------------------

    See accompanying notes to condensed consolidated financial statements.

                              RYKOFF-SEXTON, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The foregoing financial information, not audited by independent public accountants, reflects, in the opinion of the Company, all adjustments (which included only normal recurring adjustments except as otherwise noted) necessary to present fairly the information purported to be shown and is not necessarily indicative of the results of the operations for the entire fiscal year ending June 27, 1998. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's latest annual report on Form 10-K.

   The Condensed Consolidated Balance Sheets present the assets, liabilities and shareholders' equity of the Company as of September 27, 1997 and as of June 28, 1997 (audited). The Condensed Consolidated Statements of
   Operations include the results for the thirteen weeks ended September 27, 1997, compared to the thirteen weeks ended September 28, 1996. The Condensed Statements of Cash Flows present the cash flows for the thirteen weeks ended September 27, 1997, compared to the thirteen weeks ended September 28, 1996.

2. On June 30, 1997, JP Foodservice Inc. ("JP") of Columbia, Maryland, and the Company announced the signing of a definitive merger agreement as amended on September 3, 1997 and November 5, 1997 (the "Agreement") under which the Company will be merged with a wholly-owned subsidiary of JP. Under the terms of the Agreement, which was unanimously approved by the boards of directors of both companies, the Company will merge into a wholly owned subsidiary of JP in an exchange of stock in which the Company's shareholders will receive 0.775 (revised from 0.84) of a share of JP common stock for each share of the Company's common stock held. The transaction is expected to be accounted for using the pooling-of-interests method and is intended to qualify as a tax-free reorganization. Completion of the transaction is subject to shareholder and regulatory approval and is expected to occur before the end of calendar 1997.

3. Net income per share of common stock has been computed based on the weighted average number of shares of common stock outstanding and dilutive common stock equivalents.

   In February, 1997 Statement of Financial Accounting Standards (SFAS)
   No. 128, "Earnings per Share" was issued. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim reporting periods. Earlier application is not permitted. The change in calculating earnings per share under this Statement is that basic earnings per share, which replaces primary earnings per share, will no longer assume potentially dilutive securities. There would not have been a material change in reported primary earnings per share if this statement was effective for the current fiscal period.

4. Inventories are summarized as follows (amounts in thousands):

                                                September 27,       June 28,
                                                     1997             1997
                                                -------------     -------------
              Finished Goods                    $     222,487     $     204,576
              Raw Materials                             6,181             5,971
                                                -------------     -------------
                                                $     228,668     $     210,547
                                                -------------     -------------
                                                -------------     -------------

   All inventories are stated at the lower of cost or market, with approximately 8% at September 27, 1997 determined by the last-in, first-out ("LIFO") cost method and the remainder by the first-in, first-out ("FIFO") cost method.

5. In connection with the May 17, 1996 US Foodservice merger, the Company recorded a restructuring charge of $57.6 million ($35.7 million after tax) in the transition period ended June 29, 1996, of which approximately $10.7 million related to severance and termination benefit costs, $20.2 million related to lease related costs and $26.7 million related to other exit costs, including the closure of duplicate facilities and other integration activities. During the current fiscal quarter, the Company charged $1.7 million against the restructuring liability, leaving a remaining balance of $23.7 million for future costs to be incurred. The $1.7 million utilization primarily consisted of $624 thousand in severance payments, $631 thousand in lease related costs and the remaining balance for closure costs, asset writedowns and other obligations arising from the Company's restructuring program. Most of the remaining cash outlays are estimated to be paid in subsequent years (primarily related to non-cancelable operating lease commitments).

6. The following represents summarized combined financial information of the guarantor subsidiaries of the Company's $130 million principal amount of 8 7/8% Senior Subordinated Notes.

                                                              Thirteen Weeks
                             As Of                                Ended
                       September 27, 1997                   September 27, 1997
                       ------------------                   ------------------
                         (in thousands)                       (in thousands)
Current assets               $  273,038      Net sales           $  697,908
                       ------------------                   ------------------
Noncurrent assets               649,683      Cost of sales          568,639
                       ------------------                   ------------------
Current liabilities             278,929      Net income                 323
                       ------------------                  -------------------
Noncurrent liabilities          599,939
                       ------------------


                       U.S. FOODSERVICE AND SUBSIDIARIES

Index to Financial Statements

                                                                            PAGE
Financial Statements:
   Reports of Independent Public Accountants..............................    F-32

   Consolidated Balance Sheets as of June 29, 1996 and June 28, 1997......    F-37

   Consolidated Statements of Operations for the fiscal years ended
     July 1, 1995, June 29, 1996 and June 28, 1997........................    F-38

   Consolidated Statements of Stockholders' Equity for the fiscal years
     ended July 1, 1995, June 29, 1996 and June 28, 1997..................    F-39

   Consolidated Statements of Cash Flows for the fiscal years ended
     July 1, 1995, June 29, 1996 and June 28, 1997........................    F-40

   Notes to Consolidated Financial Statements.............................    F-42

Financial Statements Schedules:
   Condensed Financial Information of Registrant..........................     S-1

   Valuation and Qualifying Accounts......................................     S-4

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
U.S. Foodservice:


We have audited the accompanying consolidated balance sheet of U.S. Foodservice (formerly JP Foodservice, Inc.) and subsidiaries as of June 28, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements and the financial schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the consolidated financial statements of Rykoff-Sexton, Inc. as of and for the year ended
June 28, 1997, which consolidated financial statements reflect total assets constituting 70 percent, net sales constituting 67 percent and net income constituting 43 percent of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Rykoff-Sexton, Inc., is based solely on the report of other auditors.

The consolidated financial statements of U.S. Foodservice and subsidiaries as of June 29, 1996, and for each of the years in the two-year period then ended, prior to their restatement for the pooling-of-interests transaction described in
Note 2 to the consolidated financial statements, were audited by other auditors whose report, presented herein dated August 2, 1996, expressed an unqualified opinion on those statements. Separate financial statements of Rykoff-Sexton, Inc. also included in the restated consolidated financial statements of U.S. Foodservice as of June 29, 1996, and for each of the years in the two-year period then ended, were audited by other auditors whose report, presented herein dated August 14, 1997, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Foodservice and subsidiaries as of June 28, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

We also audited the combination of the accompanying consolidated financial statements and schedules as of June 29, 1996, and for each of the years in the two-year period then ended, after restatement for the Rykoff-Sexton Inc., pooling-of-interests transaction and in our opinion, such financial statements and schedules have been properly combined on the basis described in Note 2 of the notes to the consolidated financial statements.

During the year ended June 28, 1997, the Company adopted Statement of Financial Accounting Standard No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index to financial statements are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, based on our audit and the report of other auditors, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



/s/ KPMG Peat Marwick LLP


Baltimore, Maryland
March 4, 1998

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Rykoff-Sexton, Inc.:


We have audited the accompanying consolidated balance sheets of Rykoff-Sexton, Inc. (a Delaware Corporation) and subsidiaries as of June 28, 1997 and April 27, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal years ended June 28, 1997, April 27, 1996 and April 29, 1995, and the nine-week transition period ended June 29, 1996. These financial statements (which are not presented separately herein) are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rykoff-Sexton, Inc. and subsidiaries as of June 28, 1997 and April 27, 1996 and the results of their operations and their cash flows for the fiscal years ended June 28, 1997, April 27, 1996 and April 29, 1995, and the nine-week transition period ended June 29, 1996, in conformity with generally accepted accounting principles.

The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in fiscal 1996.



ARTHUR ANDERSEN LLP


Philadelphia, PA
August 14, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Stockholders of JP Foodservice, Inc.:


In our opinion, based upon our audits and the report of other auditors, the consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows as of and for each of the two fiscal years in the period ended June 29, 1996 (not presented separately herein) present fairly, in all material respects, the financial position, results of operations and cash flows of JP Foodservice, Inc. and its subsidiaries as of and for each of the two fiscal years ended June 29, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Valley Industries, Inc., which statements reflect total assets of $27,176,000 at January 31, 1996, and total revenues of $105,406,000 and $121,504,000 for the years ended January 1, 1995 and 1996, respectively. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Valley Industries, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP


Linthicum, Maryland
August 2, 1996, except as to Note 16,
which is as of September 10, 1996
and except as to the pooling of interests with Valley Industries, Inc. and with Squeri Food Service, Inc.
which is as of November 14, 1996

                       REPORT OF INDEPENDENT AUDITORS OF
                    VALLEY INDUSTRIES AND SUBSIDIARIES AND
                       Z LEASING (A GENERAL PARTNERSHIP)



The Board of Directors, Stockholders and Partners
Valley Industries, Inc. and Subsidiaries and
 Z Leasing Company (A General Partnership):


We have audited the combined balance sheet of Valley Industries, Inc. and Subsidiaries and Z Leasing Company (A General Partnership collectively, the Company) as of January 31, 1996, and the related combined statements of earnings, stockholders' and partners' equity, and cash flows for each of the years in the two-year period ended January 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of January 31, 1996, and the combined results of their operations and their cash flows for each of the years in the two-year period ended January 31, 1996, in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP


Las Vegas, Nevada
June 17, 1996

U.S. FOODSERVICE AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

---------------------------------------------------------------------------------------------------------------
                                                                            June 29,                 June 28,
                                                                              1996                     1997
---------------------------------------------------------------------------------------------------------------
                                                                                          (Note 2)
Assets
Current assets:
  Cash and cash equivalents                                                    $  23,049             $   74,432
  Receivables, net                                                               336,717                261,717
  Inventories                                                                    231,535                314,897
  Other current assets                                                            29,469                 29,919
  Deferred income taxes                                                            9,556                 28,944
---------------------------------------------------------------------------------------------------------------
Total current assets                                                             630,326                709,909

Property and equipment                                                           282,176                437,736
Goodwill, net of accumulated amortization of $16,242 and $31,304                 112,648                541,519
Other non-current assets                                                          27,061                 29,354
Deferred income taxes                                                                  -                 13,665
---------------------------------------------------------------------------------------------------------------
Total assets                                                                  $1,052,211             $1,732,183
---------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Current liabilities:
  Current maturities of long-term debt                                        $  123,525             $   22,492
  Current obligations under capital leases                                         5,072                  5,690
  Accounts payable                                                               231,058                321,442
  Accrued expenses                                                                62,541                125,482
---------------------------------------------------------------------------------------------------------------
Total current liabilities                                                        422,196                475,106

Noncurrent liabilities:
  Long-term debt                                                                 286,079                621,788
  Obligations under capital leases                                                17,649                 33,458
  Deferred income taxes                                                            6,575                      -
  Other noncurrent liabilities                                                     3,036                 22,685
---------------------------------------------------------------------------------------------------------------
Total liabilities                                                                735,535              1,153,037
---------------------------------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued            -                     -
  Common stock, $.01 par value, 150,000,000 shares authorized,
    44,300,999 and 30,364,328 outstanding                                            304                    443
  Additional paid-in-capital                                                     283,524                526,979
  Retained earnings                                                               77,791                 51,724
  Distributions in excess of net book value of continuing
    stockholder's interest                                                       (44,943)                    -
---------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                       316,676                579,146
---------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (notes 7, 9 and 17)
---------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                    $1,052,211             $1,732,183
---------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

U.S. FOODSERVICE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

---------------------------------------------------------------------------------------------------------------------------
                                                                                   Fiscal Years Ended (Note 2)
                                                                   --------------------------------------------------------
                                                                       July 1,               June 29,        June 28,
                                                                         1995                  1996            1997
---------------------------------------------------------------------------------------------------------------------------
Net sales                                                          $  2,857,334          $  3,238,781   $   5,169,406
Cost of sales                                                         2,262,819             2,586,096       4,166,332
---------------------------------------------------------------------------------------------------------------------------
Gross profit                                                            594,515               652,685       1,003,074
Operating expenses                                                      526,871               590,446         841,901
Amortization of intangible assets                                         2,792                 4,244          15,349
Asset impairment                                                            -                  29,700             -
Executive severance compensation                                            -                     -             4,000
Reversal of restructuring charges                                           -                  (6,441)         (4,000)
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                        64,852                34,736         145,824
Interest expense and other financing costs, net                          32,941                32,527          76,063
Nonrecurring charges                                                        -                   1,517           5,400
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes
  and extraordinary charge                                               31,911                   692          64,361
Provision for income taxes                                               13,608                   559          26,075
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before extraordinary charge            18,303                   133          38,286
Income from discontinued operations (net of income taxes of $95)            137                  -                -
Gain on disposal of discontinued operations
  (net of income taxes of $15,687)                                       23,359                  -                -
Extraordinary charge on early extinguishment of debt
  (net of income taxes of $3,059)                                        (4,590)                 -                -
---------------------------------------------------------------------------------------------------------------------------
Net income                                                         $     37,209          $        133   $      38,286
---------------------------------------------------------------------------------------------------------------------------
Net income (loss) per common share:
  Basic:
    Before extraordinary charge                                    $       0.75          $       0.00   $        0.88
    Discontinued operations                                                0.01                  -               -
    Gain on disposal of discontinued operations                            0.95                  -               -
    Extinguishment of debt                                                (0.19)                 -               -
---------------------------------------------------------------------------------------------------------------------------
      Net income per common share                                  $       1.52          $       0.00   $        0.88
---------------------------------------------------------------------------------------------------------------------------
  Diluted:
    Before extraordinary charge                                    $       0.74          $       0.00   $        0.87
    Discontinued operations                                                0.01                  -               -
    Gain on disposal of discontinued operations                            0.95                  -               -
    Extinguishment of debt                                                (0.19)                 -               -
---------------------------------------------------------------------------------------------------------------------------
      Net income per common share                                  $       1.51          $       0.00   $        0.87
---------------------------------------------------------------------------------------------------------------------------
Weighted average common shares:
    Basic                                                            24,520,000            30,388,000      43,451,000
    Diluted                                                          24,567,000            30,515,000      44,063,000
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

U.S. FOODSERVICE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Dollars in thousands, except per share amounts)

------------------------------------------------------------------------------------------------------------------

                                                                                                   Additional
                                                                         Preferred     Common         paid-in
                                                                             stock      stock         capital
------------------------------------------------------------------------------------------------------------------
Balance July 2, 1994                                                          $  -       $151       $146,567
                                                                                 -
Net income                                                                       -          -              -
Dividends and distributions to stockholders of acquired companies                -          -              -
Preference dividends on preferred stock                                         40          -              -
Initial public offering                                                        (40)        78         81,094
Debt conversion                                                                  -         47         47,221
Stock issued in connection with business acquisition                             -          2          2,098
Stock split                                                                      -         23            (30)
Cash dividends ($.03 per share)                                                  -          -              -
Stock options exercised                                                          -          -            810
Treasury stock purchased                                                         -          -             (5)
Employee stock purchases                                                         -          -            302
------------------------------------------------------------------------------------------------------------------

Balance July 1, 1995                                                             -        301        278,057
                                                                                 -
Net income                                                                       -          -              -
Dividends and distributions to stockholders of acquired companies                -          -              -
Stock options exercised                                                          -          2          3,558
Contributions to 401(k) plan                                                     -          1          1,611
Cash dividends ($.06 per share)                                                  -          -              -
Treasury stock purchased                                                         -          -            (40)
Employee stock purchases                                                         -          -            338
------------------------------------------------------------------------------------------------------------------

                                                                                 -        304        283,524

Net activity for the period April 28, 1996 to June 29, 1996 (Note 2):
  Net loss                                                                       -          -              -
  Shares issued for US Foodservice, Inc.                                         -        100        203,572
  Other net activity                                                             -          -             53
------------------------------------------------------------------------------------------------------------------

Balance June 29, 1996                                                            -        404        487,149
                                                                                 -
Net income                                                                       -          -              -
Adjustments with respect to acquisitions                                         -          -          2,450
Reclassification in connection with Sara Lee Offering                            -          -        (44,943)
Public stock offering                                                            -         31         65,944
Stock issued in connection with business acquisitions                            -          4          9,754
Contributions to 401(k) plan                                                     -          1          1,554
Cash dividends ($.06 per share)                                                  -          -              -
Stock options exercised                                                          -          3          3,692
Treasury stock purchased                                                         -          -            (12)
Stock award issuances                                                            -          -            554
Employee stock purchases                                                         -          -            837
------------------------------------------------------------------------------------------------------------------

Balance June 28, 1997                                                         $  -      $ 443       $526,979
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                                         Distribution
                                                                                         in excess of
                                                                           Retained          net book
                                                                           earnings             value      Total
------------------------------------------------------------------------------------------------------------------
Balance July 2, 1994                                                        $43,304         $(44,943)    $145,079

Net income                                                                   37,209                -       37,209
Dividends and distributions to stockholders of acquired companies              (779)               -         (779)
Preference dividends on preferred stock                                         (40)               -            -
Initial public offering                                                           -                -       81,132
Debt conversion                                                                   -                -       47,268
Stock issued in connection with business acquisition                              -                -        2,100
Stock split                                                                       -                -           (7)
Cash dividends ($.03 per share)                                                (437)               -         (437)
Stock options exercised                                                           -                -          810
Treasury stock purchased                                                          -                -           (5)
Employee stock purchases                                                          -                -          302
------------------------------------------------------------------------------------------------------------------

Balance July 1, 1995                                                         79,257          (44,943)     312,672

Net income                                                                      133                -          133
Dividends and distributions to stockholders of acquired companies              (715)               -         (715)
Stock options exercised                                                           -                -        3,560
Contributions to 401(k) plan                                                      -                -        1,612
Cash dividends ($.06 per share)                                                (884)               -         (884)
Treasury stock purchased                                                          -                -          (40)
Employee stock purchases                                                          -                -          338
------------------------------------------------------------------------------------------------------------------

                                                                             77,791          (44,943)     316,676

Net activity for the period April 28, 1996 to June 29, 1996 (Note 2):
  Net loss                                                                  (60,180)               -      (60,180)
  Shares issued for U.S. Foodservice, Inc.                                        -                -      203,672
  Other net activity                                                              -                -           53
------------------------------------------------------------------------------------------------------------------

Balance June 29, 1996                                                        17,611          (44,943)     460,221

Net income                                                                   38,286                -       38,286
Adjustments with respect to acquisitions                                     (2,503)               -          (53)
Reclassification in connection with Sara Lee Offering                             -           44,943            -
Public stock offering                                                             -                -       65,975
Stock issued in connection with business acquisitions                             -                -        9,758
Contributions to 401(k) plan                                                      -                -        1,555
Cash dividends ($.06 per share)                                              (1,670)               -       (1,670)
Stock options exercised                                                           -                -        3,695
Treasury stock purchased                                                          -                -          (12)
Stock award issuances                                                             -                -          554
Employee stock purchases                                                          -                -          837
------------------------------------------------------------------------------------------------------------------

Balance June 28, 1997                                                       $51,724          $     -     $579,146
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

U.S. FOODSERVICE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

--------------------------------------------------------------------------------------------------------
                                                                        Fiscal Years Ended (Note 2)
                                                                    ------------------------------------
                                                                     July 1,      June 29,     June 28,
                                                                       1995         1996         1997
--------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                      $     37,209 $       133 $     38,286
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
      Depreciation of property and equipment                            25,574      28,193       41,834
      Amortization of intangible assets                                  3,862       4,981       18,105
      Gain on disposal of property and equipment                        (1,155)     (1,489)      (1,649)
      Gain on disposal of discontinued operations                      (23,359)        -            -
      Impairment of long-lived assets                                      -        29,700          -
      Deferred income taxes                                             (1,128)     (4,769)       8,848
      Changes in operating assets and liabilities, net of
        effects from purchase acquisitions:
          (Increase) decrease in receivables                           (28,638)    (36,571)      22,990
          (Increase) decrease in inventories                           (15,738)    (13,035)      12,952
          (Increase) decrease in other current assets                   (2,900)    (13,636)      10,623
          Increase (decrease) in accounts payable
             and accrued expenses                                       27,174       2,284      (33,819)
      Other                                                              4,628        (561)      (3,579)
--------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                     25,529      (4,770)     114,591
--------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Additions to property and equipment                                  (57,824)    (53,591)     (88,436)
  Costs of businesses acquired, net of cash acquired                   (25,270)    (11,451)     (35,964)
  (Issuance) collection of note receivable                                 -        (5,500)       5,500
  Proceeds from sales of property and equipment                          3,525       2,649       10,321
  Net costs used in discontinued operations                            (30,002)        -            -
  Proceeds from sales of assets of discontinued operations              96,000         -            -
  Other                                                                 (1,004)     (6,363)       1,816
--------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                  (14,575)    (74,256)    (106,763)
--------------------------------------------------------------------------------------------------------

                                                                     (Continued)

U.S. FOODSERVICE AND SUBSIDIARIES

(Dollars in thousands)

------------------------------------------------------------------------------------------------------------------------------

                                                                                              Fiscal Years Ended (Note 2)
                                                                                        --------------------------------------
                                                                                         July 1,      June 29,      June 28,
                                                                                           1995         1996          1997
------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net proceeds from public offerings of common stock                                     $  79,927    $      -      $  65,975
  Long-term debt (repayments) borrowings                                                   (82,759)     83,591        (31,961)
  Payments of obligations under capital leases                                              (4,989)     (4,536)        (5,957)
  Payment of financing costs                                                                (3,371)     (1,500)             -
  Proceeds from other issuances of common stock                                              1,106       5,475          6,641
  Dividends paid                                                                              (437)       (884)        (1,670)
  Other                                                                                     (1,427)       (720)          (693)
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                        (11,950)     81,426         32,335
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                          (996)      2,400         40,163

Cash and cash equivalents:
  Beginning of period                                                                       21,645      20,649         34,269
------------------------------------------------------------------------------------------------------------------------------
  End of period                                                                          $  20,649    $ 23,049      $  74,432
------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash paid during the period for:
  Interest                                                                               $  31,234    $ 32,166      $  59,035

  Income taxes                                                                           $  28,422    $ 11,781      $  15,777
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 1 - DESCRIPTION OF BUSINESS

U.S. Foodservice, formerly JP Foodservice, Inc. ("JP Foodservice"), and its consolidated subsidiaries (the "Company") operate as a broadline distributor of fresh, frozen and packaged foods, paper products, equipment and ancillary products to foodservice businesses. The Company also manufactures certain food and non-food related products and provides contract and design services. The Company's market area includes most of the United States. The Company's principal customers are restaurants, hotels, healthcare facilities, cafeterias and schools encompassing both independent and multi-unit businesses. No single customer accounts for more than 10% of the Company's trade receivables or sales for any of the periods presented. Effective February 27, 1998, the Company changed its name to U.S. Foodservice. References to JP Foodservice refer generally to activities of the Company prior to the merger with Rykoff Sexton, Inc.


NOTE 2 - BASIS OF PRESENTATION AND ACQUISITION OF RYKOFF-SEXTON, INC.

On December 23, 1997, in connection with an Agreement and Plan of Merger dated June 30, 1997, as amended on September 3, 1997 and November 5, 1997 ( the "Merger Agreement"), Rykoff-Sexton, Inc. ("Rykoff-Sexton"), the third largest broadline foodservice distributor in the United States, was merged into a wholly owned subsidiary of JP Foodservice (the "Merger"). In connection with the Merger, JP Foodservice issued 22,657,498 shares of common stock with an approximate value of $782 million, with each outstanding share of common stock of Rykoff-Sexton being exchanged for .775 of a share of JP Foodservice common stock (the "Exchange Ratio"). The transaction has been accounted for under the pooling of interests method of accounting. Accordingly, these consolidated financial statements restate the previously reported financial position, results of operations and cash flows of the Company, including financial information for Rykoff-Sexton for all periods presented.

Both the Company and Rykoff-Sexton have fiscal years which end on the Saturday closest to June 30. Prior to April 28, 1996, Rykoff-Sexton had a fiscal year that ended on the Saturday closest to April 30. The consolidated balance sheet as of June 28, 1997, combines the consolidated balance sheets of JP Foodservice and Rykoff-Sexton as of such date. The consolidated balance sheet as of June 29, 1996, combines the consolidated balance sheet of JP Foodservice as of June 29, 1996, with the consolidated balance sheet of Rykoff-Sexton as of April 27, 1996. The consolidated financial statements for the years ended June 28, 1997 ("fiscal 1997"), June 29, 1996 ("fiscal 1996), and July 1, 1995 ("fiscal 1995"), combine the results of JP Foodservice for such periods with the results of Rykoff-Sexton for the years ended June 28, 1997, April 27, 1996, and April 29, 1995, respectively. Retained earnings activity of Rykoff-Sexton for the period April 28, 1996 to June 29, 1996 (the "Transition Period"), has been reflected as adjustments to retained earnings as of June 29, 1996, in the consolidated statement of stockholders' equity. Net sales, loss from operations and net loss for the period from April 28, 1996 to June 29, 1996, were $519,903, $(79,532)
and $(60,180), respectively. In addition, the Company has recorded an after-tax charge of $3,973 to retained earnings as of July 2, 1994 principally related to the conformance of inventory valuation methods.

                                                                     (Continued)

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 2 - CONTINUED

Net sales, income from continuing operations, and net income previously reported by JP Foodservice and Rykoff-Sexton and the combined amounts presented in the accompanying consolidated financial statements are summarized as follows:



                                                                Fiscal Year Ended
                                                    -----------------------------------------
                                                       July 1,       June 29,        June 28,
                                                          1995           1996            1997
---------------------------------------------------------------------------------------------
Net sales:
    JP Foodservice                                 $ 1,288,315    $ 1,449,303      $1,691,913
    Rykoff-Sexton                                    1,569,019      1,789,478       3,477,493
---------------------------------------------------------------------------------------------
Combined                                           $ 2,857,334    $ 3,238,781      $5,169,406
---------------------------------------------------------------------------------------------
Income (loss) from continuing operations:
    JP Foodservice                                 $     8,927    $    16,913      $   22,248
    Rykoff-Sexton                                        9,376        (16,780)         16,038
---------------------------------------------------------------------------------------------
Combined                                           $    18,303    $       133      $   38,286
---------------------------------------------------------------------------------------------
Net income:
    JP Foodservice                                 $     4,337    $    16,913      $   22,248
    Rykoff-Sexton                                       32,872        (16,780)         16,038
---------------------------------------------------------------------------------------------
Combined                                           $    37,209    $       133      $   38,286
---------------------------------------------------------------------------------------------

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.   PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of U.S. Foodservice and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

B.   CASH EQUIVALENTS

For purposes of financial statement disclosure, cash equivalents consist of all highly liquid instruments with original maturities of three months or less. The cost of these investments is equivalent to fair market value.

C.   FAIR VALUE OF FINANCIAL INSTRUMENTS

Information regarding fair value of long-term debt is set forth in Note 7 to the consolidated financial statements. Fair values of other financial instruments, such as receivables and payables, approximate carrying values because of the short-term nature of these items.

                                                                     (Continued)

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 3 - CONTINUED

D.   REVENUE AND RECEIVABLES

Revenue is recognized when product is shipped to the customer. Allowances are provided for estimated uncollectible receivables based on historical experience and review of specific accounts.

Allowances and credits received from suppliers in connection with the Company's buying and merchandising activities are recognized as earned.

E.   INVENTORIES

Inventories consist principally of fresh, frozen and packaged foods, and related non-food products. Inventories are valued at the lower of cost or market, and include the cost of purchased merchandise (net of applicable purchase rebates), and for manufactured products, the cost of material, labor and factory overhead. Cost for substantially all inventories is determined using the first-in, first-out (FIFO) method. Inventories consist primarily of finished goods except for raw materials of $5,971 and $6,906 as of June 28, 1997 and April 27, 1996, respectively, used in manufacturing.

F.   PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. The cost of property and equipment transferred during the original capitalization of the JP Foodservice was based on fair market value at the date of transfer.
Major renewals and betterments are capitalized, and ordinary repairs and maintenance are charged against operations in the period in which the costs are incurred. Related costs and accumulated depreciation are eliminated from the accounts upon disposition of an asset and the resulting gain or loss is reflected in the consolidated statement of operations.

Depreciation is computed using the straight-line method over estimated useful lives from date of acquisition as follows:

                    Buildings and improvements     15-40 years
                    Machinery and equipment         3-15 years
                    Leasehold improvements          Life of lease
                    Delivery vehicles               3-10 years

The Company has facilities available for sale, largely attributable to the restructuring discussed in Note 15, with a carrying value of approximately $39 million at June 28, 1997.

                                                                     (Continued)

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 3 - CONTINUED

G.   GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets are amortized using the straight-line method over the periods expected to be benefited not to exceed 40 years. The Company assesses the recoverability of goodwill by determining whether amortization of the goodwill over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. Goodwill impairment, if any, is measured by determining the amount by which the carrying value of the goodwill exceeds its fair value based upon discounting future cash flows.

Legal and bank fees associated with the acquisition of loans are capitalized and amortized using the effective interest method over the term of the related debt. Such costs are written off upon refinancing or restructuring of the related debt.

H.   IMPAIRMENT OF LONG-LIVED ASSETS

The recoverability of long-lived assets is assessed whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable through future undiscounted cash flows expected to be generated by the asset. If such assets are deemed to be impaired, the impairment is measured by determining the amount by which the carrying value of the asset exceeds its estimated fair value.

I.   INCOME TAXES

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that included the enactment date.

J.   STATEMENT OF CASH FLOWS - NONCASH ACTIVITIES

During fiscal years 1995, 1996 and 1997, the Company's additions to its transportation fleet of $4,498, $4,536 and $5,957, respectively, were financed through capital lease obligations.

                                                                     (Continued)

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 3 - CONTINUED

K.   Net Income Per Common Share

The Company adopted Statement of Financial Accounting Standard No. 128, Earnings Per Share, (SFAS No. 128) as of December 27, 1997, and, accordingly, has restated all prior periods in accordance with the pronouncement. The impact of adoption was not material. Basic net income per common share is based on the weighted number of common shares outstanding. Diluted net income per common share is based on the weighted average number of common shares outstanding and dilutive securities outstanding. Net income per common share, for the year ended July 1, 1995, has been adjusted for the preference dividends of $40 for computational purposes.

L.   DERIVATIVE INSTRUMENTS

The Company uses interest rate swap and cap contracts to manage exposure to fluctuations in interest rates. The interest rate differential on interest rate swap contracts used to hedge underlying debt obligations is reflected as an adjustment to interest expense over the life of the swap contract. Upon early termination of an interest rate swap or cap contract, the gains or losses on termination are deferred and amortized as an adjustment to the interest expense on the related debt instrument over the remaining period originally covered by the contract.

M.   ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company has elected to continue to apply the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), with pro forma disclosure of net income and net income per common share as if the fair value based method prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), had been applied.

N.   ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

O.   RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS

During 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS No.
130); and No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS No. 131). These pronouncements generally require additional disclosure and are not expected to have any effect on the Company's

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 3 - CONTINUED

financial position or results of operations. The Company expects to adopt SFAS No. 130 and No. 131 during fiscal 1999 and is currently evaluating the impact, if any, that the new pronouncements will have on their financial statement disclosures.

P.   RECLASSIFICATIONS

Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year's presentation.


NOTE 4 - OTHER ACQUISITIONS

ACQUISITIONS ACCOUNTED FOR AS POOLINGS OF INTERESTS BY JP FOODSERVICE

MERGER WITH VALLEY - On August 30, 1996, JP Foodservice completed a merger with Valley Industries, Inc. (together with its affiliates, "Valley"), a broadline distributor located in Las Vegas, Nevada. Under the terms of the merger, JP Foodservice exchanged 1,936,494 common shares with an approximate value of $40.7 million (net of indebtedness assumed or discharged) for all of Valley's common shares and ownership interests.

MERGER WITH SQUERI - On September 30, 1996, JP Foodservice completed a merger with Squeri Food Service, Inc. (together with its affiliates, "Squeri"), a broadline distributor located in Cincinnati, Ohio. Under the terms of the merger, JP Foodservice exchanged 1,079,875 common shares with an approximate value of $24.8 million (net of indebtedness assumed or discharged) for all of Squeri's common shares and ownership interests.

The mergers with Valley and Squeri, as discussed above, were accounted for as poolings of interests. JP Foodservice's consolidated financial statements for the years ended July 1, 1995, June 29, 1996 and June 28, 1997, have been restated to include the accounts and operations of Valley and Squeri for all periods prior to each of the respective mergers.

Prior to the mergers with Valley and Squeri, Valley used a fiscal year ending on January 31 and Squeri used a fiscal year ending December 31. The fiscal 1995 and 1996 restated financial statements of JP Foodservice combine the July 1, 1995 and June 29, 1996 financial statements of JP Foodservice with the January 31, 1995 and 1996, financial statements of Valley, respectively, and the December 31, 1994 and 1995, financial statements of Squeri, respectively. The fiscal years of Valley and Squeri have been conformed with the JP Foodservice's fiscal year as of June 30, 1996. Accordingly, retained earnings activity for the period February 1, 1996 to June 29, 1996, for Valley and the period January 1, 1996 to June 29, 1996, for Squeri has been reflected as adjustments to retained earnings as of June 30, 1996. Combined net sales, loss from operations and net loss for the periods February 1, 1996 to June 29, 1996, for Valley and January 1, 1996 to June 29, 1996, for Squeri were $99,660, $2,028 and $1,848, respectively.

                                                                     (Continued)

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 4 - CONTINUED

Net sales and net income of JP Foodservice, Valley and Squeri (the "Combining Companies"), for the fiscal years prior to the acquisitions, are summarized below:

                                                  Fiscal Year Ended
                                              ------------------------
                                                 July 1,      June 29,
                                                    1995          1996
----------------------------------------------------------------------
Net sales:
     JP Foodservice                           $1,108,253    $1,242,676
     Combining companies                         180,062       206,627
----------------------------------------------------------------------
JP Foodservice, excluding Rykoff-Sexton       $1,288,315    $1,449,303
----------------------------------------------------------------------

Net income:
     JP Foodservice                           $    1,940    $   14,057
     Combining companies                           2,397         2,856
----------------------------------------------------------------------
JP Foodservice, excluding Rykoff-Sexton       $    4,337    $   16,913
----------------------------------------------------------------------

For all periods prior to the respective mergers, to the date of the acquisitions, portions of Valley and Squeri were taxed as S-Corporations and, therefore, Federal and state income taxes were assessed to the shareholders. For purposes of the Company's consolidated financial statements, income taxes have been provided on Valley's and Squeri's earnings at rates which would have been applicable, had such earnings been taxed at JP Foodservice's income tax rate. Distributions to S-Corporation shareholders have been adjusted for the effects of corporate, Federal and state income taxes payable on an annualized basis.

ACQUISITIONS ACCOUNTED FOR AS PURCHASES BY JP FOODSERVICE

ARROW ACQUISITION - On August 31, 1996, JP Foodservice completed the acquisition of Arrow Paper and Supply Co., Inc. (together with its affiliate, "Arrow"), a broadline foodservice distributor located in Norwich, Connecticut. Under the terms of the acquisition, JP Foodservice purchased certain assets, assumed or discharged certain liabilities and paid consideration of $28.9 million. Approximately $1.7 million of the consideration was paid with 73,977 common shares of JP Foodservice and the remainder was paid in cash. The excess of the purchase price over the fair value of net tangible assets acquired of approximately $28.2 million has been allocated to goodwill and is being amortized using the straight-line method over 40 years. Results of Arrow for the period September 1, 1996 to June 28, 1997, have been included in JP Foodservice's 1997 consolidated statement of operations.

                                                                     (Continued)

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 4 - CONTINUED

MAZO-LERCH ACQUISITION - On June 19, 1997, JP Foodservice completed the acquisition of Mazo-Lerch Company ("Mazo-Lerch"), a broadline foodservice distributor located in Alexandria, Virginia. Under the terms of the acquisition, JP Foodservice acquired all of the outstanding common stock of Mazo-Lerch in exchange for 279,268 common shares of JP Foodservice valued at approximately $8 million. The purchase price approximated the fair market value of the net tangible assets of Mazo-Lerch. Results of Mazo-Lerch for the period June 20, 1997 to June 28, 1997, have been included in JP Foodservice's 1997 consolidated statement of operations.

PRO FORMA INFORMATION - Unaudited pro forma information for fiscal 1996 and 1997, as if the Arrow and Mazo-Lerch acquisitions had occurred on the first day of the fiscal year, is shown below.

                                                    Fiscal Year
                                    ----------------------------------------
                                                   1996                1997
                                       (in thousands, except per share data)
----------------------------------------------------------------------------
Net sales                                   $3,392,244            $5,260,370
Income from operations                      $   36,907            $  146,340
Net income                                  $      821            $   48,252
Net income per common share:
     Basic                                  $     0.03            $     1.11
     Diluted                                $     0.03            $     1.10
----------------------------------------------------------------------------

ACQUISITIONS ACCOUNTED FOR AS PURCHASES BY RYKOFF-SEXTON

US FOODSERVICE ACQUISITION - On May 17, 1996, Rykoff-Sexton merged with US Foodservice Inc. ("USF"), a privately held broadline foodservice distribution company. As part of the merger, USF stockholders received 1.457 shares of Rykoff-Sexton common stock for each outstanding Class A and Class B common stock of USF. Options and warrants to acquire approximately one million shares of USF were converted into options and warrants to acquire Rykoff-Sexton common stock on the same basis. The aggregate purchase price was approximately $217 million, which includes acquisition costs. Liabilities assumed in the acquisition approximated $477.2 million. In addition, all outstanding shares of USF cumulative redeemable exchangeable preferred stock were purchased for $26.6 million. The excess of the purchase price over fair value of net tangible assets acquired of approximately $409 million has been allocated to goodwill and is being amortized using the straight-line method over 40 years.

CONTINENTAL FOODS ACQUISITION - On February 21, 1995, Rykoff-Sexton acquired substantially all of the assets of Continental Foods, Inc., a regional, full-line institutional foodservice distributor located in Maryland. The acquisition was accounted for as a purchase and, accordingly, Continental's results are included in the consolidated financial statements from the date of the acquisition. The aggregate purchase price was approximately $27.0 million, which includes costs of acquisition. The excess of the purchase price over the fair value of the net tangible assets acquired of approximately $21.2 million has been allocated to goodwill and is being amortized using the straight-line method over 40 years.

                                                                     (Continued)

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 4 - CONTINUED

H&O FOODS ACQUISITION - On November 1, 1995, Rykoff-Sexton acquired substantially all of the assets of H&O Foods, Inc., a regional, institutional distributor located in Nevada. The acquisition was accounted for as a purchase and accordingly, H&O's results are included in the consolidated financial statements from the date of acquisition. The aggregate purchase price was approximately $29.6 million, which includes the costs of acquisition. The excess of the purchase price over the fair value of the net assets acquired of approximately $18.4 million has been allocated to goodwill and is being amortized using the straight-line method over 40 years.

NOTE 5 - RECEIVABLES

Receivables are composed of the following:


                                                    June 29,       June 28,
                                                        1996           1997
------------------------------------------------------------------------------
Customer accounts and notes                        $   297,551    $    98,000
Residual interest in customer accounts sold                  -        121,398
Less allowance for doubtful accounts                    (7,848)       (16,792)
-----------------------------------------------------------------------------
Net customer                                           289,703        202,606
Other, principally from suppliers                       47,014         59,111
-----------------------------------------------------------------------------
                                                   $   336,717    $   261,717
-----------------------------------------------------------------------------

During the year ended June 28, 1997, JP Foodservice changed its method of accounting for trade receivables sold under its securitization arrangement to comply with the new accounting standard described in Note 8. Under the new standard, sale of the undivided ownership interest in $50 million of trade accounts receivables has been reflected as a reduction of receivables. At June 29, 1996, JP Foodservice recorded amounts sold under its securitization arrangement as a secured borrowing.

                                                                     (Continued)
                                     F-50

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 6 - PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

                                                 June 29,       June 28,
                                                   1996           1997
---------------------------------------------------------------------------
Land, buildings and improvements                $ 221,551      $ 338,750
Machinery and equipment                           212,367        285,675
Vehicles held under capital leases (note 10)       45,495         50,113
---------------------------------------------------------------------------
                                                  479,413        674,538

Accumulated depreciation                         (197,237)      (236,802)
---------------------------------------------------------------------------
                                                $ 282,176      $ 437,736
---------------------------------------------------------------------------

The Company capitalizes interest costs as part of major asset construction projects. Capitalized interest was $2,667, $1,077 and $1,071 in fiscal 1995, 1996 and 1997, respectively.

NOTE 7 - LONG-TERM DEBT


Long-term debt is composed of the following:

                                                 June 29,       June 28,
                                                   1996           1997
---------------------------------------------------------------------------
JP Foodservice:
   Revolving line of credit loans               $  1,000        $ 63,700
   Trade accounts receivable securitization
    (Note 8)                                      49,378               -
   Senior notes payable                           85,000          85,000
   Notes payable to PYA/Monarch                    4,067           4,331
   Other                                          21,370             618

Rykoff-Sexton:
   Revolving line of credit loans                 94,000               -
   Senior subordinated notes                     129,157         129,287
   Term Loan A                                         -         146,250
   Term Loan B                                         -         124,250
   Term Loan C                                         -          59,625
   Industrial Development Revenue Bonds                -          25,900
   Other                                          25,632           5,319
--------------------------------------------------------------------------------
Total long-term debt                             409,604         644,280
Less current maturities of long-term debt        123,525          22,492
--------------------------------------------------------------------------------
                                                $286,079        $621,788
--------------------------------------------------------------------------------

                                                                     (Continued)

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 7 -CONTINUED

JP Foodservice Borrowings

REVOLVING LINE OF CREDIT - Under its unsecured revolving credit loan arrangement, amended in June 1997, JP Foodservice was entitled to borrow up to $175 million with interest payable quarterly at the bank's prime rate or, at the option of JP Foodservice, the London Interbank Offered Rate ("LIBOR"), plus
 .275% per annum. JP Foodservice was also required to pay an annual facility fee of .125%. Borrowings outstanding at June 28, 1997, bear interest at 5.9% to 6.1%.

NOTES PAYABLE - The senior notes are unsecured and are payable in seven annual installments beginning in October 1998. Interest is paid semi-annually at an annual rate of 8.55%.

In 1989, JP Foodservice loaned to PYA/Monarch $110 million in exchange for a promissory note. The note is due in installments through December 31, 1998, and bears interest at rates between 10.35% and 10.8% per annum. JP Foodservice assumed a promissory note payable to PYA/Monarch of $112 million which is due in installments through May 31, 1998, and bears interest at 11.0% per annum. Under a Note Offset Agreement between the parties, maturities of principal and interest payable under the two notes are to be settled by offsetting amounts due, with the net difference being carried until settlement as an obligation or receivable.

INTEREST RATE SWAP AGREEMENT - In May 1997, JP Foodservice entered into a three-year interest rate swap contract whereby JP Foodservice pays, quarterly, interest at a fixed rate of 5.97% on a notional principal amount of $70 million and receives LIBOR, as defined, on the same notional amount provided LIBOR does not exceed 7% on the quarterly reset dates. If LIBOR is equal to or greater than 7%, no payment is made by either party during the calculation period. At June 28, 1997, JP Foodservice estimated it would have paid $213 to terminate the swap contract.

RYKOFF-SEXTON BORROWINGS

REVOLVING CREDIT AND TERM LOANS - In conjunction with the merger with USF (see
Note 4), Rykoff-Sexton obtained a credit facility consisting of three term loans, A, B and C, and a $150 million revolving credit facility. The amount available under the revolver included a letter of credit sublimit of $45 million. The notes bear interest based upon the bank's reference rate or LIBOR plus 2.5% for Term Loan A, LIBOR plus 3.0% for Term Loan B and LIBOR plus 3.25% for Term Loan C, at the option of Rykoff-Sexton. There was no outstanding balance under the Revolver at June 28, 1997. Outstanding borrowings during fiscal 1997 were LIBOR based. LIBOR ranged from 5.5% to 5.9% during fiscal 1997. Part of the proceeds were used to pay off the balance outstanding on Rykoff-Sexton's existing bank credit agreement and other outstanding debt.

As part of the above financing, Rykoff-Sexton agreed to enter into interest rate protection agreements for a period of three years to insure that the weighted average interest rate on at least 50 percent of the variable rate debt will not exceed 9.5%. Three collars and one cap were purchased to fix the rate on $400 million of variable rate debt at an interest rate no higher than 9.5%. The cost of these instruments is being amortized over the three year term.
                                                                     (Continued)

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 7 -CONTINUED

INDUSTRIAL DEVELOPMENT REVENUE BONDS - Rykoff-Sexton entered into a loan agreement with the La Mirada Industrial Development Authority ("La Mirada IDA") for $25.9 million under which La Mirada IDA issued Taxable Variable/Fixed Rate Demand Industrial Development Revenue Bonds, the proceeds of which were used to finance a portion of the costs of a west coast Distribution Center. The bonds are secured by a letter of credit issued on behalf of Rykoff-Sexton by a lien against the facility. The bonds will mature on December 1, 2026, and from time to time bear and pay interest under Daily, Weekly, Commercial Paper or Long-Term Interest Rate modes at the election of Rykoff-Sexton. Interest rates on this facility approximated LIBOR plus 2.1% during fiscal 1997.

SENIOR SUBORDINATED NOTES - Rykoff-Sexton has issued $130 million principal amount of 8 7/8% Senior Subordinated Notes due November 1, 2003 (the "8 7/8% Notes"), with interest payable semi-annually commencing May 1, 1994. The 8 7/8% Notes were sold at a discount for an aggregate price of $128.9 million. Provisions of the 8 7/8% Notes include, without limitation, restrictions on liens, indebtedness, asset sales, and dividends and other restricted payments. The 8 7/8% Notes are redeemable at the option of Rykoff-Sexton in whole or in part, at 104.44% of their principal amount beginning November 1998, and thereafter at prices declining annually to 100% on and after November 2001. As a result of the Merger, each holder of the 8 7/8% Notes may require Rykoff-Sexton to repurchase all or a portion of such holder's 8 7/8% Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of the repurchase. To the extent that holders require Rykoff-Sexton to repurchase the 8 7/8% Notes, the Company will finance the payments with borrowings under the New Credit Facility described below.

Interest expense and other financing costs were $32,941, $32,527 and $76,063 in fiscal 1995, 1996 and 1997, respectively. Interest expense included amortization of deferred financing cost of $1,070, $735 and $2,680, respectively. Other financing costs of $235 and $15,978 in 1996 and 1997, respectively, represents costs associated with the Company's trade accounts receivable securitization arrangements.

The Company's aggregate annual principal payments applicable to long-term debt are as follows:

Fiscal Year Ended
---------------------------------------------------------------------
1998                                                      $    22,492
1999                                                           36,474
2000                                                           46,347
2001                                                           56,355
2002                                                          113,816
Thereafter                                                    368,796
---------------------------------------------------------------------
                                                          $   644,280
---------------------------------------------------------------------

Based on the borrowing rates currently available to the Company for indebtedness with similar terms and average maturities, the fair value of the Company's long-term debt is estimated to be $647,903.
                                                                     (Continued)
                                     F-53

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 7 - CONTINUED

THE COMPANY'S NEW CREDIT FACILITY

On December 23, 1997, in connection with the consummation of the Merger, the Company entered into a new bank credit facility which provides for a $550 million five-year revolving credit facility and a $200 million revolver/term loan facility which is renewable annually (the "New Credit Facility"). Amounts drawn initially under the New Credit Facility will initially bear interest at a rate equal to LIBOR plus .45% and LIBOR plus .475%, respectively, using one, two, three or six month LIBOR loans. Effective with the quarter ended March 1998, amounts borrowed under the New Credit Facility, at the option of the Company, will bear interest at an applicable margin for LIBOR based borrowings, the lenders' prime rate or the federal funds rate plus .50%. The applicable margin for LIBOR based loans will range from .175% to .55%, based on a formula tied to the Company's leverage from time to time. Annual facility fees will be based on the same formula and will range between .75% and 2.0% for the revolving credit facility and .55% and 1.75% for the revolver/term loan facility. The revolving credit facility includes a $75 million facility for standby and commercial letters of credit and a $50 million swing-line facility for same day borrowings.

The New Credit Facility included a number of covenants which restrict the Company's ability to pay dividends and incur additional indebtedness as well as require the maintenance of certain financial ratios.

Borrowings under the New Credit Facility have been used to repay the JP Foodservice revolving line of credit loans and senior notes payable and Rykoff-Sexton revolving and term loan facilities.


NOTE 8 - TRADE ACCOUNTS RECEIVABLE SECURITIZATION
          ARRANGEMENTS

In May 1996, JP Foodservice entered into a three-year agreement pursuant to which JP Foodservice sells, on an ongoing basis and without recourse, an undivided percentage ownership interest in a designated pool of trade accounts receivable to an independent issuer of receivable-backed paper for proceeds of up to $50 million. In order to maintain the designated balance in the pool of accounts receivables sold, JP Foodservice is obligated to sell undivided percentage interests in new receivables as existing receivables are collected. JP Foodservice has retained substantially the same credit risk as if the receivables had not been sold. JP Foodservice retains collection and administrative responsibilities on the participating interest sold as agent for the purchaser.

Prior to January 1, 1997, the net proceeds from the sale of the undivided ownership interest in the pool of receivables was accounted for as a secured borrowing. Effective January 1, 1997, JP Foodservice adopted, as required, Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No.
125). SFAS No. 125 is required to be applied to transfers of assets occurring after December 31, 1996. Under the new standard, the sale of the undivided ownership interest has been

                                                                     (Continued)
                                     F-54

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 8 - CONTINUED

reflected as a reduction of trade accounts receivable, and JP Foodservice no longer reports the $50 million proceeds as a secured borrowing. In the 1997 consolidated statement of cash flows, the sale has been reflected as a change in working capital and a decrease in long-term debt. JP Foodservice's residual interest, in the undivided ownership interest of the designated pool of trade accounts receivable sold, is included in trade accounts receivable on the balance sheet. There was no material effect on net income as a result of adoption of the new standard. Discounts on the sale of the undivided ownership interest in the pool of receivables, since January 1, 1997, amounted to $1,372 and are included in interest expense and other financing costs on the consolidated statement of operations.

Rykoff-Sexton is party to a $200 million accounts receivable revolving securitization facility. Through November 1996, this facility consisted of a stand-alone $110 million Rykoff-Sexton revolving receivables securitization facility (entered into in conjunction with the USF merger; see Note 4) and a $90 million USF revolving receivables securitization facility (in existence at the time of the merger). In November 1996, the two facilities were replaced by the new $200 million revolving facility. The securitization involves a two step transfer: the sale of the receivables to a bankruptcy remote wholly owned subsidiary and the subsequent sale of the receivables to a master trust. The master trust sells certificates of beneficial ownership to third parties.

All customer accounts receivable of the participating operating divisions are sold to the trust and Rykoff-Sexton acquires a participation interest in the trust equal to the amount in excess of the $200 million third party interest. This amount is included in accounts receivable on the balance sheet. Rykoff-Sexton is required to maintain a minimum participation interest as calculated ($37.7 million at June 28, 1997) to serve as collateral for this facility.

The transfer of receivables to the master trust qualified as a sale transaction in accordance with SFAS No. 77, Reporting by Transferors for Transfers of Receivables with Recourse ("SFAS 77") through December 31, 1996. Effective January 1, 1997, Rykoff-Sexton adopted SFAS No. 125 for receivables sold into the facility after December 31, 1996, and sale accounting treatment continues to be appropriate under this new pronouncement.

                                                                     (Continued)
                                     F-55

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 9 - LEASES

The Company leases its corporate office facilities and certain distribution facilities and equipment under operating leases. The Company leases the majority of its delivery fleet under capital leases. Charges to operations for all operating leases were $30,088, $35,282 and $50,656 in fiscal 1995, 1996 and 1997, respectively.

Set forth below are the future minimum lease payments under operating leases and capital leases with noncancelable terms beyond one year.

                            Operating        Capital
Fiscal Year Ended            leases           leases
----------------------------------------------------
1998                        $ 35,471        $  8,864
1999                          30,282           7,905
2000                          27,111           7,513
2001                          23,665           7,050
2002                          19,661           4,408
2003 and thereafter           38,737          41,397
----------------------------------------------------
                                              77,137
Less interest portion                         37,989
----------------------------------------------------
                                              39,148
Less current obligations                       5,690
----------------------------------------------------
                                            $ 33,458
----------------------------------------------------

NOTE 10 - INCOME TAXES

The components of income tax expense (before discontinued operations and extraordinary charge) are as follows:

                                                   Fiscal Year Ended
                                      -------------------------------------------
                                             July 1,        June 29,    June 28,
                                                1995            1996        1997
---------------------------------------------------------------------------------
Current tax expense:
     Federal                                $   7,808       $   4,426   $  14,224
     State and local                            2,455           1,589       3,003
---------------------------------------------------------------------------------
Total current                                  10,263           6,015      17,227
---------------------------------------------------------------------------------
Deferred tax expense (benefit):
     Federal                                    3,092          (4,896)     10,354
     State and local                              253            (560)     (1,506)
---------------------------------------------------------------------------------
Total deferred                                  3,345          (5,456)      8,848
---------------------------------------------------------------------------------
                                            $  13,608       $     559   $  26,075
---------------------------------------------------------------------------------

                                                                     (Continued)
                                     F-56

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 10 - CONTINUED

Temporary differences and the resulting deferred income tax assets and liabilities are as follows:

                                                       June 29,       June 28,
                                                         1996           1997
------------------------------------------------------------------------------
Deferred tax assets:
     Loss carryforwards                              $     569        $ 25,474
     Restructuring reserves and asset impairment        12,177          22,383
     Allowance for doubtful accounts                     2,264           6,565
     Capital leases                                          -           4,331
     Accrued expenses                                    7,286           8,244
     Other, net                                          2,203          10,289
     Discontinued operations                             1,340               -
     Valuation allowance                                (1,460)         (1,398)
------------------------------------------------------------------------------
Deferred tax assets                                     24,379          75,888
------------------------------------------------------------------------------
Deferred tax liabilities:
     Property and equipment                            (16,374)        (30,218)
     Intangible assets                                  (4,020)         (1,916)
     Other, net                                         (1,004)         (1,145)
------------------------------------------------------------------------------
Deferred tax liability                                 (21,398)        (33,279)
------------------------------------------------------------------------------
Net deferred tax asset                               $   2,981        $ 42,609
------------------------------------------------------------------------------

Deferred tax benefits of $879 related to the periods from February 1, 1996 to June 29, 1996, and January 1, 1996 to June 29, 1996, for the Valley and Squeri acquisitions, respectively, are not included above, but have been included in retained earnings activity in the consolidated statement of stockholders' equity as discussed in Note 4.

Included in temporary differences is $2,450 related to an increase in the tax basis of certain assets resulting from the acquisition of Valley. The establishment of the deferred tax asset has been recorded as a credit to additional paid-in-capital.

                                                                     (Continued)
                                     F-57

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 10 - CONTINUED

A reconciliation of the statutory Federal income tax rate to the income tax rate on consolidated income, before income taxes, discontinued operations and extraordinary charge, is as follows:

                                                          Fiscal Year Ended
                                  -----------------------------------------------------------------
                                   July 1, 1995             June 29, 1996           June 28, 1997
---------------------------------------------------------------------------------------------------
Computed statutory expense       $11,169     35.0%        $   242     35.0%        $22,519    35.0%
State and local income tax,
  net of federal tax benefit       1,760      5.5%         (1,140)  (164.7%)           973     1.5%
Permanent differences              1,406      4.4%          3,084    445.7%          4,853     7.5%
Record (reversal
 of) valuation allowance            (113)    (0.4%)           916    132.4%         (2,800)   (4.4%)
Gas tax credit and other            (614)    (1.9%)        (2,543)  (367.5%)           530     0.8%
---------------------------------------------------------------------------------------------------
                                 $13,608     42.6%        $   559     80.8%        $26,075    40.5%
---------------------------------------------------------------------------------------------------

Federal net operating loss carryforwards as of June 28, 1997 approximate $53,270 and expire in various amounts through 2011. Included in such amount are net operating losses incurred prior to the USF merger. The use of these net operating losses is subject to certain limitations imposed by the Internal Revenue Code. The Company does not anticipate these limitations will impact utilization of the carryforwards prior to their expiration date. All tax years of the Company, since fiscal 1994, are open for examination. The Internal Revenue Service and certain state authorities have examinations in progress.

Management believes it is more likely than not that the deferred tax assets as of June 28, 1997, including net operating loss carryforwards, will be realizable through the combination of future taxable earnings, the corresponding realization of net operating loss carryforwards, alternative tax planning strategies and the reversal of existing taxable temporary differences.


NOTE 11 - STOCKHOLDERS' EQUITY

AUTHORIZED COMMON STOCK - At the annual meeting of stockholders on December 23, 1997, stockholders of the Company approved the increase in the authorized number of common shares from 75,000,000 to 150,000,000. The increase became effective on January 9, 1998.

ISSUANCE OF COMMON STOCK - In August and September 1996, the Company sold 3,075,000 shares of common stock in a public offering for $65.9 million, net. The net proceeds of the offering were used to fund the cash portion of the Arrow purchase price and to repay indebtedness assumed or discharged by the Company in connection with its acquisitions of Valley and Arrow, as discussed in Note 4.

RELATED PARTY TRANSACTIONS - In December 1996, Sara Lee Corporation ("Sara Lee") sold its ownership interest of approximately 27% of the Company's outstanding common shares in a public offering. As a result, the Company has reclassified $44,943 of distributions in excess of net book value of continuing stockholder's interest as a reduction to additional paid-in-capital.

                                                                     (Continued)
                                     F-58

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 11 - CONTINUED

Employee Stock Purchase Plan - The Company sponsors an employee stock purchase plan, pursuant to which all full-time employees of the Company and its subsidiaries who have been employed by the Company for 90 days or more are eligible to purchase shares of common stock from the Company. An aggregate of 1,500,000 shares of common stock may be issued and purchased under the plan. Eligible employees may purchase shares of common stock at a price equal to 85% of the market price per share on each quarterly investment date. Purchases under this plan totaled 28,080 shares, 33,940 shares and 38,902 shares during fiscal 1995, 1996 and 1997, respectively.

The Company applies APB No. 25 and related interpretations in accounting for the employee stock purchase plan. Accordingly, no compensation cost has been recognized for this plan. Had compensation cost been determined under SFAS No. 123, the Company would have recognized as compensation expense the 15% discount from the market price or $127 and $157 for fiscal 1996 and 1997, respectively.

Shareholder Rights Plan - In 1996, the Board of Directors of the Company adopted a shareholder rights plan. Issuance of rights under the rights plan, subject to specified exceptions, would be triggered by the acquisition (or certain actions that would result in the acquisition) of 10% or more of the Company's common stock by any person or group (or 15% or more by any person eligible to report its ownership of the Company's common stock on Schedule 13G under the Securities Exchange Act of 1934).

Pursuant to this plan, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock of the Company. Each share of common stock has attached one Right which entitles the registered holder of common stock to purchase from the Company, upon the occurrence of the specified triggering events, one-hundredth of a share of a newly authorized issue of junior participating preferred stock at a price of $95, subject to adjustment. The Company may redeem the Rights at a price of $.01 per Right prior to a triggering event. The Rights expire on February 19, 2006.

NOTE 12 - STOCK OPTION PLANS

JP Foodservice Stock Option Plans - JP Foodservice sponsors employee and outside director stock option plans. The employee stock option plan authorizes the grants, at the discretion of JP Foodservice's Board of Directors, of incentive stock options, non-qualified stock options, restricted stock awards, stock appreciation rights, or any combination thereof, at the fair market value on the date of grant. Options granted under the employee stock option plan generally have a life of ten years and vest over a three-year period. The outside director stock option plan provides for an initial award of 5,000 options and an annual award of 2,000 options, at fair market value, for a ten-year period with one-fourth vesting upon grant and the balance vesting equally over three years. The aggregate number of shares reserved for the issuance of common stock under stock option plans was 1,472,404 at June 28, 1997. Upon a change of control of JP Foodservice, as defined, all outstanding and previously unvested options will become immediately exercisable.
                                                                     (Continued)
                                     F-59

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 12 - CONTINUED

At the annual meeting of stockholders on December 23, 1997, stockholders of the Company approved an increase in the number of shares of common stock authorized for issuance pursuant to the JP Foodservice, Inc. 1994 Stock Incentive Plan to 2,600,000 shares and an increase in the number of shares of common stock authorized for issuance pursuant to the JP Foodservice Stock Option Plan for Outside Directors to 200,000 shares.

A summary of changes in outstanding stock options related to plans sponsored by JP Foodservice follows:

                                                        Weighted average
                                    Incentive             exercise price
                                stock options                  per share
------------------------------------------------------------------------
Options granted in fiscal 1995        400,877                   $  11.06
Options cancelled                     (32,245)                     11.00
------------------------------------------------------------------------
Balance July 1, 1995                  368,632                      11.06

Options granted                       158,868                      14.46
Options cancelled                     (57,142)                     11.77
Options exercised                     (16,881)                     11.44
------------------------------------------------------------------------
Balance June 29, 1996                 453,477                      12.13

Options granted                       666,510                      21.81
Options cancelled                     (30,083)                     13.17
Options exercised                     (25,826)                     18.37
------------------------------------------------------------------------
Balance June 28, 1997               1,064,078                   $  17.87
------------------------------------------------------------------------

                                                                     (Continued)

RYKOFF-SEXTON STOCK OPTIONS PLANS AND OUTSTANDING WARRANTS - Rykoff-Sexton sponsored several stock option plans for employees and directors. In connection with the Merger, options and warrants to purchase shares of Rykoff-Sexton were exchanged for options to purchase the Company's common stock on the same terms and conditions after adjusting the option amounts and exercise prices for the Exchange Ratio. Virtually all of the options are immediately exercisable as the result of the change of control provisions contained in each of the option agreements.

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 12 - CONTINUED

A summary of changes in outstanding stock options related to plans sponsored by Rykoff-Sexton follows. The number of shares and exercise prices for Rykoff-Sexton options have been adjusted for the Exchange Ratio (see Note 2).


                                                                      Weighted average
                                              Incentive                 exercise price
                                          stock options                      per share
--------------------------------------------------------------------------------------
Balance, April 30, 1994                         992,959                    $     29.35
Options granted                                 258,172                          20.46
Options cancelled                              (330,404)                         17.03
Options exercised                               (39,166)                         18.39
--------------------------------------------------------------------------------------

Balance, April 29, 1995                         881,561                          20.52
Options granted                                 110,244                          23.20
Options cancelled                               (26,018)                         19.30
Options exercised                              (103,075)                         19.50
--------------------------------------------------------------------------------------

Balance, April 27, 1996                         862,712                          20.98
Options granted (a)                           1,159,086                          15.34
Options cancelled                               (65,614)                         21.16
Options exercised                                (3,722)                          4.80
--------------------------------------------------------------------------------------

Balance, end of Transition Period (Note 2)    1,952,462                          17.66
Options granted                                  15,035                          21.08
Options cancelled                               (43,612)                         18.12
Options exercised                              (224,022)                         12.22
--------------------------------------------------------------------------------------

Balance, June 28, 1997                        1,699,863                    $     18.39
--------------------------------------------------------------------------------------

(a) Includes the issuance of $834,942 equivalent options associated with the merger with USF (see Note 4).

The Compensation Committee has the authority to determine the terms and conditions of any restricted stock awards under the stock option plan. No such awards were made through June 28, 1997.

                                                                     (Continued)
                                     F-61

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 12 - CONTINUED

The following table summarizes information about stock options outstanding at June 28, 1997:

                                     Number               Weighted     Weighted         Number     Weighted
                                outstanding                average      average    exercisable      average
     Range of                      June 28,              remaining     exercise       June 28,     exercise
 exercise prices                       1997       contractual life        price           1997        price
-----------------------------------------------------------------------------------------------------------
$0.03-$0.03                         19,153                   5.19         $0.13         19,153        $0.13
$4.48-$4.48                          4,717                   7.74         $4.48          3,113        $4.48
$11.00-$15.75                      918,770                   6.18        $12.79        716,578       $12.82
$16.65-$24.98                    1,675,729                   7.85        $20.39        742,177       $19.79
$25.50-$30.97                      145,572                   4.66        $29.88        140,956       $29.90
                               ----------------------------------------------------------------------------
                                 2,763,941                   7.11        $18.19      1,621,977       $17.33
                               ============================================================================

The Company applies APB No. 25 and related interpretations when accounting for stock-based employee compensation grants as permitted under SFAS No. 123. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost been determined under the fair value method of SFAS No. 123, the Company's net income and net income per common share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                     Fiscal Year Ended
                                            ------------------------------------
                                            June 29, 1996          June 28, 1997
--------------------------------------------------------------------------------
Net income:
     As reported                                    $ 133                $38,286
     Pro forma                                       (145)                36,479
--------------------------------------------------------------------------------
Basic earnings per share:
     As reported                                    $0.00                $  0.88
     Pro forma                                       0.00                   0.83
--------------------------------------------------------------------------------
Diluted earnings per share:
     As reported                                    $0.00                $  0.87
     Pro forma                                       0.00                   0.83
--------------------------------------------------------------------------------

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal 1996 and 1997: dividend yield of 0%; expected volatility of 41.45% and 45.44% for fiscal 1996 and 1997, respectively; risk-free interest rate of 6.18% and 6.36% for fiscal 1996 and 1997, respectively; and expected lives of 5 years. The weighted average fair value of options granted during fiscal 1996 and 1997 was $6.48 and $11.21, respectively.

Pro forma net income reflects only options granted in fiscal 1996 and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 for fiscal 1996 and 1997 is not reflected in the pro forma net income amounts presented above, because compensation cost is reflected over the options' vested period of three years and compensation cost for options granted prior to July 2, 1995, is not considered.

                                                                     (Continued)
                                     F-62

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 13 - EMPLOYEE RETIREMENT PLAN

The majority of the Company's union employees are covered by union-administered pension plans. Since these plans are part of multi-employer pension arrangements, it is not practicable to determine the amount of accumulated plan benefits or plan net assets applicable solely to the Company's employees. With the passage of the Multi-Employer Pension Plan Amendments Act of 1980
(the "Act"), the Company may, under certain circumstances, become subject to liabilities in excess of contributions made under collective bargaining agreements. Generally, these liabilities are contingent upon the termination, withdrawal, or partial withdrawal from these plans. Charges to operations for all employer defined benefit pension contributions required by union agreements aggregated $7,634, $8,459 and $8,546 in fiscal 1995, 1996 and 1997, respectively.

JP Foodservice and certain of its subsidiaries sponsor defined contribution profit sharing plans for which all full-time non-union employees are generally eligible. Terms of the plans provide for employee and JP Foodservice contributions. JP Foodservice's Savings and Retirement 401(k) plan allows JP Foodservice contributions to be made in common stock of JP Foodservice, and provides for vesting by employees in JP Foodservice contributions on the fifth anniversary of participation in the plan. Charges to operations for employer contributions to the plans were $1,514, $1,775 and $1,811 in fiscal 1995, 1996 and 1997, respectively.

JP Foodservice has no defined benefit pension plan for non-union employees. JP Foodservice does not grant any post-retirement benefits other than those described above.

Rykoff-Sexton maintains non-contributory pension plans for its salaried, commissioned and certain of its hourly employees. Under the plans, Rykoff-Sexton is required to make annual contributions that are determined by the plans' consulting actuary, using participant data that is supplied by Rykoff-Sexton. It is Rykoff-Sexton's policy to fund pension costs currently. Pension benefits are based on length of service and either a percentage of final average annual compensation or a dollar amount for each year of service.

Net pension expense for the Rykoff-Sexton defined benefit pension plans for fiscal 1995, 1996 and 1997 are included in the following components:

                                                     Fiscal Years
                                                         Ended
                                 ------------------------------------------------
                                    April 29,          April 27,         June 28,
                                       1995              1996              1997
---------------------------------------------------------------------------------
Service cost-benefits earned         $  3,339            $  3,489        $  4,824
 during the period
Interest cost on projected              4,037               4,133           5,692
 benefit obligation
Actual return on plan assets           (4,886)             (5,055)        (13,812)
Net amortization and deferral             (71)               (149)          7,520
---------------------------------------------------------------------------------
Net pension expense                  $  2,419           $   2,418        $  4,224
---------------------------------------------------------------------------------

                                                                     (Continued)
                                     F-63

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 13 - CONTINUED

The following table reconciles the pension plans' funded status to accrued expense as of June 28, 1997, and April 27, 1996.

                                                                            April 27,        June 28,
                                                                               1996            1997
-----------------------------------------------------------------------------------------------------
Market value of plan assets in equities and bonds                        $ 61,886         $ 83,803
-----------------------------------------------------------------------------------------------------

Actuarial present value of accumulated benefits:
      Vested                                                             $ 49,307         $ 64,851
      Non-vested                                                            3,235            4,071
Additional benefits based on estimated future salary levels                 9,809            7,151
-----------------------------------------------------------------------------------------------------
Projected benefit obligation                                               62,351           76,073

Plan assets more (less) than projected benefit obligation                    (465)           7,730
Unrecognized net obligation to be amortized over 10 years                   3,497            2,673
Unrecognized net (gain)                                                    (9,659)         (23,101)
-----------------------------------------------------------------------------------------------------
Accrued pension liability                                                $ (6,627)        $(12,698)
-----------------------------------------------------------------------------------------------------

The weighted average discount rate was 7.75% and 8.10%, the expected long-term rate of return on plan assets was 9.5% and 9.6% and the rate of increase in future compensation levels was 4% and 3% as of April 27, 1996 and June 28, 1997, respectively.

Rykoff-Sexton has supplemental retirement plans for certain executives and certain other employees, which provide enhanced retirement and disability benefits for these participants. The expense and liabilities associated with these plans are reflected in the net pension expense and accrued pension liability reconciliation shown in the above tables.

Rykoff-Sexton provides postretirement health care benefits to certain former salaried employees of a wholly owned subsidiary of USF, who retired prior to November 1, 1990. Such benefits are not provided to subsequent retirees or any current employees of Rykoff-Sexton. The present value of future benefits to be paid to eligible retirees amounted to $762 at June 28, 1997, and is included in other noncurrent liabilities in the accompanying consolidated balance sheets.

Rykoff-Sexton sponsors two defined contribution plans under Section 401(k) of the Internal Revenue Code for employees meeting certain age and service requirements. Rykoff-Sexton matches contributions of participating employees in these plans on the basis of established percentages as specified in each of the respective plans. Employer contributions were $2.1 million in fiscal 1997. Contributions in fiscal 1995 and 1996 were not significant.

                                                                     (Continued)

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 14 - IMPAIRMENT OF LONG-LIVED ASSETS

In fiscal 1996, Rykoff-Sexton identified all long-lived assets where there had been, or was expected to be, a change in use which could affect the recoverability of such long-lived assets. If future undiscounted cash flows estimated to be derived from such assets indicated an impairment existed, Rykoff-Sexton recognized an impairment loss for the amount by which the estimated net book values of the assets exceeded their estimated fair values. The fair values estimated by Rykoff-Sexton were determined by using the present value of expected future cash flows and/or market evaluations by qualified real estate brokers in the related cities. As a result of this process, Rykoff-Sexton recorded a pre-tax charge of $29.7 million and was principally reflected as a reduction in the net carrying value of land, buildings and improvements.


NOTE 15 - RESTRUCTURING COSTS

In connection with the USF merger described in Note 4, Rykoff-Sexton recorded a restructuring charge of $57.6 million ($35.7 million after tax) in the nine week fiscal period ended June 29, 1996 (see Note 2). The restructuring charge consisted of severance and employee benefit costs of $10,700, lease related costs of $20,200 and other closure and integration costs of $26,700.

During the Transition Period and fiscal 1997, Rykoff-Sexton charged costs of $28.1 million (severance and employee benefit costs of $4,500, lease related costs of $2,700 and other closure and integration costs of $20,900) against the restructuring reserve and reversed $4 million into income, as management determined that such liability was no longer required.

The reserve at June 28, 1997 was $25.5 million, consisting of $2.2 million for severance benefits, $17.5 million for lease commitments and $5.8 million for other exit costs. Approximately $9 million will be paid during fiscal 1998 with the remaining cash outlays estimated to be paid in subsequent years (primarily related to non-cancelable operating lease commitments).

In fiscal 1995 and fiscal 1996, Rykoff-Sexton aggressively continued its plan to close and consolidate its under-performing distribution centers and sublease space in those centers with excess capacity. Additionally, severance and relocation costs were paid in connection with the consolidation, relocation and downsizing of distribution centers. These payments totaled $3.3 million in 1996. In October 1995, Rykoff-Sexton concluded this restructuring plan and credited the unutilized restructuring reserve of $6.4 million into income which was accrued during fiscal 1993.

                                                                     (Continued)
                                     F-65

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 16 - NONRECURRING CHARGES

In connection with the mergers of Valley and Squeri described in Note 4, the Company recorded a nonrecurring charge of approximately $5.4 million of merger costs and expenses (consisting primarily of legal and other professional fees) required to complete the transactions.

On February 19, 1996, the Company terminated discussions with Sara Lee Corporation regarding the proposed combination of Sara Lee Corporation's subsidiary, PYA/Monarch, Inc. ("PYA/Monarch"), with the Company. As a result of the termination of these discussions, the Company wrote off the costs incurred related to the transaction (consisting primarily of legal and other professional fees) of approximately $1.5 million.


NOTE 17 - COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

The Company is involved, from time to time, in litigation and proceedings arising out of the ordinary course of business. There are no pending material legal proceedings or environmental investigations to which the Company is a party or to which the property of the Company is subject.

RYKOFF-SEXTON CHANGE IN CONTROL AND COMPENSATION AGREEMENTS

Rykoff-Sexton has change in control agreements with various officers which provide, among other things, that if, within two years after a change in control (as defined), the Company terminates the employment of the officer, other than for death, disability, or cause, or with respect to the Chief Executive Officer, for any or no reason (other than death) or if the officer elects to terminate his employment for good reason (as defined), or with respect to the Chief Executive Officer, for any or no reason, the officer will receive 2.99 times the sum of the officer's base salary plus the amount that would otherwise be earned under any executive compensation plan. Liabilities with respect to these and other similar agreements were incurred upon the merger with JP Foodservice.
Such amounts have been charged to earnings in the second quarter of fiscal 1998 (see Note 18).

In addition, during the fourth quarter of fiscal 1997, the employment of two senior executives was terminated and the present value of severance compensation and related benefits, aggregating $4 million, was expensed.

                                                                     (Continued)
                                     F-66

U.S. FOODSERVICE AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except where noted)

--------------------------------------------------------------------------------

NOTE 17 - CONTINUED

Letters of Credit

The Company utilizes standby letters of credit to satisfy medical worker's compensation self-insurance security deposit requirements. These letters of credit are irrevocable and have one-year renewable terms. Outstanding standby letters of credit as of June 28, 1997, and June 29, 1996, were approximately $39 million. Additionally, Rykoff-Sexton had outstanding irrevocable commercial letters of credit of $1.2 million as of June 28, 1997 to collateralize the purchase of inventory. The contract amounts of these letters of credit approximate their fair value.

PURCHASE AGREEMENT

As of June 28, 1997, Rykoff-Sexton had a purchase agreement with a food vendor requiring a minimum level of purchases over a six-year period through 2001. The Company is required under these arrangements to pay a penalty of up to $3.8 million if the minimum purchase requirements are not satisfied.


NOTE 18 - SUBSEQUENT EVENTS (UNAUDITED)

As a result of the Merger and in connection with the Company's plan to consolidate and realign certain operating units and functions in the combined company, the Company incurred restructuring costs, asset impairment charges, merger transaction costs and certain other costs (the "Merger Related Costs") of approximately $83.4 million (net of related tax benefits) in the quarter ended December 27, 1997. In addition, the Company expects to recognize an additional charge of between $15 and $25 million in the third quarter of fiscal 1998 related to the consolidation and realignment of certain operating units and functions.

In addition, as a result of the debt refinancing discussed in Note 7, the Company recorded an extraordinary charge in the quarter ended December 27, 1997, of $9.7 million (net of $6.3 million income tax benefit) related to the write-off of deferred financing costs with respect to the extinguished debt and additional payments to holders of the Company's senior notes due 2004 in accordance with the related senior note terms.
--------------------------------------------------------------------------------

U.S. FOODSERVICE                                                    SCHEDULE 1
----------------                                                    ----------
CONDENSED FINANCIAL INFORMATION OF REGISTRANT                       Page 1 of 3
(Dollars in thousands)

The following are the condensed balance sheets, statements of operations and cash flows for U.S. Foodservice with its subsidiaries accounted for on the equity method:


-------------------------------------------------------------------------------

                                                      June 29,         June 28,
                                                        1996             1997
-------------------------------------------------------------------------------
                                                    (see Note 2 to consolidated
                                                       financial statements)

Condensed Balance Sheets
------------------------

Assets
------

Cash and cash equivalents                          $       134       $      126

Other current assets                                       131              125

Intra-company receivable                                 3,850           82,384

Investments in subsidiaries                            312,561          496,511
                                                   ----------------------------

                                                   $   316,676       $  579,146
                                                   ============================

Liabilities and Stockholders' Equity
------------------------------------

Stockholders' equity

   Common stock                                    $       304       $      443

   Paid-in capital                                     283,524          526,979

   Retained earnings (accumulated deficit)              77,791           51,724

   Distribution in excess of net book value of
     continuing stockholders' interest                 (44,943)
                                                   ----------------------------
       Total stockholders' equity                      316,676          579,146
                                                   ----------------------------

                                                   $   316,676       $  579,146
                                                   ============================

U.S. FOODSERVICE                                    SCHEDULE 1
----------------                                    ----------
CONDENSED FINANCIAL INFORMATION OF REGISTRANT       Page 2 of 3
(Dollars in Thousands)


--------------------------------------------------------------------------------
                                           Year Ended    Year Ended   Year Ended
                                             July 1,       June 29,     June 28,
                                              1995           1996         1997
--------------------------------------------------------------------------------
                               (see Note 2 to consolidated financial statements)

Condensed Statements of Operations
----------------------------------
Operating expenses                                       $    (6)    $    (29)
Interest expense                            $  (2,926)
Income tax benefit                              1,024
                                            ------------------------------------

Loss before equity in undistributed
  net income of subsidiary                     (1,902)        (6)         (29)

Equity in net income of
  unconsolidated subsidiary                    39,111        139       38,315
                                            ------------------------------------

Net loss applicable to common stock         $  37,209    $   133     $ 38,286
                                            ====================================

U.S. FOODSERVICE                                                   SCHEDULE 1
----------------                                                   ----------

CONDENSED FINANCIAL INFORMATION OF REGISTRANT                   Page 3 of 3

--------------------------------------------------------------------------------
(Dollars in thousands)


                                                          Year Ended        Year Ended      Year Ended
                                                            July 1,          June 29,        June 28,
                                                             1995              1996            1997
---------------------------------------------------------------------------------------------------------
                                                        (see Note 2 to consolidated financial statements)
Condensed Statements of Cash Flows
----------------------------------
Cash flows from operating activities:

   Net income                                              $  37,209         $   133        $  38,286

   Adjustments to reconcile net income to net cash provided by (used in) operating activities:

       Equity in undistributed income of subsidiary          (39,111)           (139)         (38,315)

       (Increase) decrease in other current assets                               129               (6)

       Preferred stock liquidation                               182

       PIK note interest payable in additional notes             394

       Increase (decrease) in other assets                     1,981          (1,869)         (68,817)

       Increase (decrease) in other liabilities               12,506
                                                           ----------------------------------------------
Net cash provided by (used in) operating activities           13,161          (1,746)         (68,852)
                                                           ----------------------------------------------
Cash flows from investing activities:

   Payment of recapitalization costs                          (1,432)

   Investment in unconsolidated subsidiary                   (64,257)
                                                           ----------------------------------------------
Net cash used in investing activities                        (65,689)
                                                           ----------------------------------------------
Cash flows from financing activities:

   Redemption of preferred stock                                (643)

   Long-term debt repayment                                  (27,026)

   Net proceeds from public offerings of common stock         79,927                           65,975

   Proceeds from other issuances of common stock                 302           1,846            2,869
                                                           ----------------------------------------------
Net cash provided by financing activities                     52,560           1,846           68,844
                                                           ----------------------------------------------
Net increase (decrease) in cash and cash equivalents              32             100               (8)

Cash and cash equivalents, at beginning of year                    2              34              134
                                                           ----------------------------------------------
Cash and cash equivalents, at end of year                  $      34         $   134        $     126
                                                           ==============================================

U.S. FOODSERVICE                                        SCHEDULE II
----------------                                        -----------
VALUATION AND QUALIFYING ACCOUNTS /(1)/
(Dollars in thousands)

YEAR ENDED JULY 1, 1995

                                                             Additions
                                                 -----------------------------------
                                   Balance at      Charged                                   Amounts
                                   beginning       to costs          Charged to            charged off        Balance at
         Description               of period     and expenses   other accounts /(2)/     less recoveries    end of period
--------------------------------------------------------------------------------------------------------------------------
Allowance for doubtful accounts      $6,738         $3,250              $479                  $3,611            $6,856



YEAR ENDED JUNE 29, 1996

                                                             Additions
                                                 -----------------------------------
                                   Balance at      Charged                                   Amounts
                                   beginning       to costs          Charged to            charged off          Balance at
         Description               of period     and expenses   other accounts /(2)/     less recoveries    end of period /(4)/
-------------------------------------------------------------------------------------------------------------------------------
Allowance for doubtful accounts      $6,856         $5,600              $108                  $4,616              $7,948



YEAR ENDED JUNE 28, 1997

                                                             Additions
                                                 -----------------------------------
                                   Balance at      Charged                                   Amounts
                                   beginning       to costs          Charged to            charged off          Balance at
         Description               of period     and expenses   other accounts /(3)/     less recoveries    end of period /(4)/
-------------------------------------------------------------------------------------------------------------------------------
Allowance for doubtful accounts      $7,948         $7,854             $10,608                $9,363            $17,047


(1) See Note 2 to consolidated financial statements for basis of presentation.

(2) Other charges consist of reserves acquired through purchase acquisitions.

(3) Other charges consist of $7,439 in reserves acquired through purchase acquisitions during the year, net increase in reserves of $8,562 during the transition period from pooled acquisitions, less amounts written off by Rykoff-Sexton during the period April 27, 1996 to June 29, 1996 of $5,393.

(4) Includes $100 and $255 with respect to supplier receivables at June 29, 1996 and June 28, 1997, respectively.

          (c) EXHIBITS (LISTED ACCORDING TO THE NUMBER ASSIGNED IN ITEM 601 OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933):

Exhibit No.                          Description
-----------                          -----------
23.1          Consent of Price Waterhouse LLP, Independent Accountants.

23.2          Consent of KPMG Peat Marwick LLP, Independent Accountants.

23.3          Consent of KPMG Peat Marwick LLP, Independent Accountants.

23.4          Consent of Arthur Andersen LLP, Independent Accountants.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  JP FOODSERVICE, INC.

                              By:   /s/ Lewis Hay, III
                                  -----------------------------
                                  Lewis Hay, III
                                  Executive Vice President and
                                   Chief Financial Officer

Date:  March 9, 1998

                                 EXHIBIT INDEX
                                 -------------


23.1     Consent of Price Waterhouse LLP, Independent Accountants.

23.2     Consent of KPMG Peat Marwick LLP, Independent Accountants.

23.3     Consent of KPMG Peat Marwick LLP, Independent Accountants.

23.4     Consent of Arthur Andersen LLP, Independent Accountants.